                                                                    EXHIBIT 10.1



                           STOCK PURCHASE AGREEMENT

                                    between

                      UNITED VIDEO SATELLITE GROUP, INC.

                                      and

                           LIBERTY MEDIA CORPORATION

                              As of May 18, 1998

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
RECITALS....................................................................  1
AGREEMENT...................................................................  2

                                  ARTICLE I

                               PURCHASE AND SALE
1.1   Sale of Stock.........................................................  2
1.2   Purchase of Stock.....................................................  3
1.3   Tax Treatment.........................................................  3
1.4   The Closing...........................................................  3

                                ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLER

2.1   Organization--Seller..................................................  5
2.2   Corporate Power, Authorization and Validity of Agreement,
       No Conflicts.........................................................  5
2.3   Shares................................................................  5
2.4   Organization--Netlink Subsidiaries....................................  6
2.5   Capitalization........................................................  6
2.6   Subsidiaries..........................................................  7
2.7   No Conflicts, Notices.................................................  7
2.8   Financial Statements..................................................  8
2.9   Absence of Certain Changes............................................  8
2.10  Liabilities........................................................... 10
2.11  Litigation............................................................ 10
2.12  Restrictions on Business Activities................................... 10
2.13  Tax Matters........................................................... 11
2.14  Contracts and Commitments............................................. 12
2.15  Adequacy of Assets; Intangible Property............................... 13
2.16  Licenses; Compliance with Regulatory Requirements..................... 14
2.17  Employee Benefit Plans................................................ 15
2.18  Employee Matters...................................................... 18
2.19  Interested Party Transactions......................................... 18
2.20  Insurance............................................................. 18
2.21  Major Customers....................................................... 19
2.22  Suppliers and Broadcast Stations...................................... 19
2.23  Minute Books.......................................................... 19
2.24  Brokers' and Finders' Fees............................................ 19
2.25  Disclosure............................................................ 19
2.26  Programming Supply and Affiliation Agreements......................... 19

                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
3.1   Organization..........................................................  20
3.2   Corporate Power, Authorization and Validity of Agreement..............  20
3.3   Capitalization of Purchaser...........................................  21
3.4   Purchaser Reports and Financial Statements............................  21
3.5   No Approvals or Notices Required; No Conflict with Instruments........  22
3.6   Absence of Certain Changes or Events..................................  23
3.7   Information...........................................................  23
3.8   Brokers' and Finders' Fees............................................  23
3.9   Investment............................................................  24
3.10  Litigation............................................................  24
3.11  Disclosure............................................................  24
3.12  Fairness Opinion......................................................  24
3.13  Tax-Free Transaction..................................................  24
3.14  Licenses; Compliance with Regulatory Requirements; Intangible
       Property.............................................................  24
3.15  Tax Matters...........................................................  25
3.16  Management of SNG.....................................................  25

                                 ARTICLE IV

                          CONDUCT PENDING THE CLOSING

4.1   Conduct of Business of the Netlink Subsidiaries.......................  26
4.2   No Solicitation; Acquisition Proposals................................  29
4.3   Proxy Statement.......................................................  30
4.4   Notice of Breach......................................................  30
4.5   Restructuring.........................................................  30

                                  ARTICLE V

                                OTHER COVENANTS
5.1   Access to Information.................................................  30
5.2   Confidentiality.......................................................  31
5.3   Publicity.............................................................  31
5.4   Proxy Statement; Other Filings; Cooperation...........................  31
5.5   Employment Matters....................................................  32
5.6   Tax-Free Transaction..................................................  32

                                 ARTICLE VI

                             CONDITIONS PRECEDENT
6.1   Conditions to Obligations of Each Party...............................  33
6.2   Additional Conditions to Obligations of Seller........................  33
6.3   Additional Conditions to the Obligations of Purchaser.................  34
6.4   Primestar Transaction.................................................  35
6.5   Initial Closing.......................................................  35

                                 ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

7.1   Termination...........................................................  35
7.2   Effect of Termination.................................................  36
7.3   Amendment.............................................................  36
7.4   Extension; Waiver.....................................................  36

                                 ARTICLE VIII

                                INDEMNIFICATION

8.1   Indemnification by Seller.............................................  37
8.2   Indemnification by Purchaser..........................................  38
8.3   Defense of Action.....................................................  39
8.4   Insurance Proceeds....................................................  40

                                  ARTICLE IX

                                  TAX MATTERS

9.1   Tax Returns........................................................... 41
9.2   Termination of Prior Tax Settlement Agreements........................ 41
9.3   Pre-Closing Taxes..................................................... 41
9.4   Transfer Taxes........................................................ 42
9.5   Post-Closing Taxes.................................................... 42
9.6   Tax Cooperation....................................................... 42
9.7   Indemnification....................................................... 43
9.8   Notification of Proceedings, Control; Refunds......................... 44
9.9   Tax Effect of Payments................................................ 44
9.10  Withholding........................................................... 45

                                  ARTICLE X

                              GENERAL PROVISIONS
10.1   Survival.............................................................  45
10.2   Notices..............................................................  45
10.3   Interpretation.......................................................  46
10.4   Counterparts.........................................................  46
10.5   Entire Agreement; Nonassignability; Parties in Interest..............  47
10.6   Severability.........................................................  47
10.7   No Waiver............................................................  47
10.8   Governing Law........................................................  47
10.9   Rules of Construction................................................  47
10.10  Expenses.............................................................  47
10.11  Attorneys Fees.......................................................  47
10.12  Further Assurances...................................................  48

                            INDEX OF DEFINED TERMS

Terms                                                                   Page
-----                                                                   ----
1998 Capital Budget....................................................    9
Addition to Taxable Income.............................................   44
Agreement..............................................................    1
Annual Financial Statements............................................    8
Bonus Plan.............................................................   17
Class A Common Stock...................................................   21
Class B Common Stock...................................................    3
Closing................................................................    3
Closing Date...........................................................    3
COBRA..................................................................   17
Code...................................................................    3
Commission.............................................................   12
Commission Filings.....................................................   22
Companies..............................................................   43
Contract Consent.......................................................    5
Contract Notice........................................................    8
CRTC...................................................................   27
Denver 6 Business......................................................    1
Employee Plans.........................................................   16
Environmental and Health Laws..........................................   15
Equity Affiliate.......................................................   20
ERISA..................................................................   15
Estimated Tax Payment..................................................   28
Exchange Act...........................................................   12
Excluded Assets and Liabilities........................................    2
FCC....................................................................   14
FCC Licenses...........................................................   14
GAAP...................................................................    8
GE Transponder Agreement...............................................   27
Governmental Entity....................................................    7
Hazardous Substances...................................................   15
Indemnified Party......................................................   39
Indemnifying Party.....................................................   39
Initial Closing........................................................    4
Initial Closing Date...................................................    4
Intellectual Property..................................................   14
Interim Financial Statements...........................................    8

knowledge...............................................................   46
Licenses................................................................   14
Lien....................................................................    5
LMC Netlink.............................................................    1
LMC Netlink Shares......................................................    2
Losses..................................................................   38
Material Adverse Change.................................................   46
Material Adverse Effect.................................................   46
Minimum Amount..........................................................   38
NASD....................................................................   23
Netlink Businesses......................................................    5
Netlink Interests.......................................................    7
Netlink International...................................................    7
Netlink Licenses........................................................   14
Netlink Restructuring...................................................    2
Netlink Subsidiaries....................................................    2
Netlink USA.............................................................    1
New Holdco..............................................................    1
Non-Return Taxes........................................................   41
Nondisclosure Agreement.................................................   31
Original Transaction....................................................    1
Overpayment Rate........................................................   43
Permits.................................................................   14
Permitted Encumbrances..................................................   13
Post-Closing Returns....................................................   42
Post-Closing Taxes......................................................   42
Pre-Closing Companies Separate Tax Amounts..............................   44
Pre-Closing Consolidated Returns........................................   41
Pre-Closing Non-Consolidated Returns....................................   41
Pre-Closing Tax Period..................................................   42
Pre-Signing Period......................................................   43
Preferred Stock.........................................................   21
Primestar...............................................................    1
Primestar Agreement.....................................................    1
Primestar Closing Date..................................................   40
Primestar Shares........................................................    1
Primestar Transaction...................................................    1
Proxy Statement.........................................................   23
Purchased Shares........................................................    3
Purchaser...............................................................    1
Purchaser Licenses......................................................   24
Purchaser Stock Option Plans............................................   21
Purchaser Stockholders Meeting..........................................   23
Refund..................................................................   42
Requested Employee......................................................   32

Restrictions............................................................   6
Revenue Sharing Agreement...............................................  13
Second Closing..........................................................   4
Securities Act..........................................................   6
Seller..................................................................   1
Seller Disclosure Schedule..............................................   5
Selling Affiliated Group................................................  41
Settlement Agreements...................................................  41
SHVA....................................................................   4
SHVA Agreement..........................................................   4
SMATV Business..........................................................   1
SNG.....................................................................   1
SNG Agreement...........................................................   1
SNG Corporations........................................................   1
SNG Interest............................................................  13
SNG Shares..............................................................   2
SNG Subsidiaries........................................................   2
SNG Subsidiary..........................................................   2
SSI.....................................................................  19
Superstar Connection Agreement..........................................  14
Tax Partnerships........................................................  43
Tax Returns.............................................................  12
Taxes...................................................................  12
TCI.....................................................................  11
TCI Benefit Contributions...............................................  16
TCI Plans...............................................................  16
Telluride...............................................................   1
Telluride Shares........................................................   2
Turner..................................................................   1
UVSG Shares.............................................................   3
Westlink................................................................   1
Westlink Shares.........................................................   2
WGN Agreements..........................................................  14
WTCI....................................................................  27

                           STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 18, 1998, is between UNITED VIDEO SATELLITE GROUP, INC., a Delaware corporation ("Purchaser"), and LIBERTY MEDIA CORPORATION, a Delaware corporation ("Seller").


                                   RECITALS

          Seller owns all of the issued and outstanding shares of capital stock of (i) Telluride Cablevision, Inc., a Delaware corporation ("Telluride"), (ii) LMC Netlink Corporation, a Colorado corporation ("LMC Netlink") and (iii) Westlink, Inc., a Colorado corporation ("Westlink"). LMC Netlink and Westlink are referred to herein collectively as the "SNG Corporations", and Telluride and the SNG Corporations are sometimes referred to herein collectively as the "Netlink Corporations". Telluride, LMC Netlink and Westlink are each general partners of Netlink USA, a Colorado general partnership ("Netlink USA"), with 20%, 40% and 40% partnership interests therein, respectively. Netlink USA owns an approximate 40% membership interest in Superstar/Netlink Group LLC, a Delaware limited liability company ("SNG") and owns and operates certain other assets and businesses, including the business of providing certain programming services to certain satellite master antenna television operations (the "SMATV Business") and the business of distributing on a wholesale basis, the signals of the broadcast stations known as the "Denver 6" (the "Denver 6 Business"). Purchaser owns an approximate 40% membership interest in SNG and, pursuant to that agreement between Seller and Purchaser, dated March 11, 1996, as amended and restated on August 9, 1996, relating to the formation of SNG (including any amendments thereto, the "SNG Agreement"), has day-to-day management control of SNG. The remaining approximately 20% membership interest in SNG is owned by Turner Vision, Inc. ("Turner").

          In February 1998, Seller and Purchaser announced their agreement in principle with respect to the sale by Seller and the purchase by Purchaser, of all the capital stock of the Netlink Corporations in consideration for the issuance to Seller of 6,375,000 shares of Purchaser's common stock (the "Original Transaction"). Subsequent thereto, Purchaser, Seller and Turner commenced negotiations with PRIMESTAR, Inc. ("Primestar"), for the acquisition by a new holding company to be formed by Primestar ("New Holdco") of beneficial ownership of 100% of the membership interests in SNG, through a series of reverse triangular mergers of the SNG Corporations, Turner and the subsidiary of Purchaser that owns its interest in SNG (the "Primestar Transaction"). Upon consummation of the Primestar Transaction, Seller's stock in the SNG Corporations would be converted into and represent the right to receive a number of shares of Series A Convertible Preferred Stock of New Holdco (the "Primestar Shares") to be determined in accordance with the definitive documentation for the Primestar Transaction to be entered into by Purchaser, Seller, Turner and Primestar (as such definitive documentation, if entered into, may be amended from time to time, the "Primestar Agreement").

          In connection with the negotiations with Primestar, Purchaser and Seller agreed that, if such negotiations were successful, the Original Transaction would be restructured so that, on the terms and conditions set forth herein, (i) Seller would cause Netlink USA to be restructured such that following such restructuring, Telluride would own directly all of the businesses, assets and liabilities of Netlink USA (other than the Excluded Assets and Liabilities) and (z) Westlink and LMC Netlink would own in the aggregate 100% of the partnership interests in Netlink USA (which would own after such restructuring, only the Excluded Assets and Liabilities) (the "Netlink Restructuring"), (ii) Seller would agree to sell, and Purchaser would agree to buy, all of the capital stock of Telluride in consideration of the issuance to Seller of 1,275,000 shares of Purchaser's common stock and (iii) Seller would agree to sell, and Purchaser would agree to purchase, (x) if the Primestar Transaction is consummated, the Primestar Shares, and (y) if the Primestar Transaction is not consummated, all of the capital stock of each of the SNG Corporations in consideration of the issuance to Seller of 5,100,000 shares of Purchaser's common stock. The "Excluded Assets and Liabilities" means Netlink USA's interest in SNG and any assets and liabilities of Netlink USA, LMC Netlink and Westlink that relate solely to SNG or such interest in SNG.

          The SNG Corporations and Netlink USA are sometimes referred to herein individually as an "SNG Subsidiary" and collectively as the "SNG Subsidiaries;" and the SNG Subsidiaries and Telluride are sometimes referred to herein collectively as the "Netlink Subsidiaries."


                                   AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                               PURCHASE AND SALE

          1.1 Sale of Stock. Upon the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Seller hereby agrees to sell, transfer, assign and deliver to Purchaser (a) at the Closing or, if applicable, at the Initial Closing (each as defined in Section 1.4) 100 shares of common stock, par value, $1.00 per share of Telluride (the "Telluride Shares"), and (b) at the Closing, (i) if the Primestar Transaction has been consummated, the Primestar Shares or (ii) if the Primestar Transaction has not been consummated (x) 1,000 shares of common stock, par value $1.00 per share, of LMC Netlink ("LMC Netlink Shares") and (y) 1,000 shares of common stock, par value $1.00 per share, of Westlink ("Westlink Shares" and, together with the LMC Netlink Shares, the "SNG Shares"), in each case, together with the right to receive all unpaid dividends or other distributions declared or otherwise payable with respect to such Telluride Shares, Primestar Shares or SNG Shares (and, with respect to the Primestar Shares, any dividends or distributions paid with respect to such shares, together with, in the case of cash dividends, an amount equal to interest thereon at a rate per annum equal to Seller's overnight investment rate calculated for actual days elapsed in the period from, but not including, the date the dividend is received by Seller to the date delivered to Purchaser), as applicable, free and clear of all Liens and Restrictions (other than Liens and Restrictions created pursuant to this Agreement or the Primestar Agreement).

          1.2 Purchase of Stock. Upon the terms and subject to the conditions of this Agreement, Purchaser hereby agrees to purchase at the Closing all, but not less then all, of the Telluride Shares and all, but not less than all, of the applicable of the Primestar Shares or the SNG Shares and to issue in exchange therefor an aggregate of 6,375,000 newly issued, fully paid and nonassessable shares of Class B Common Stock, par value $.01 per share of Purchaser (the "Class B Common Stock") (the shares of Class B Common Stock to be issued pursuant to this sentence being sometimes referred to herein collectively as the "UVSG Shares"). The Telluride Shares and the applicable of the SNG Shares or the Primestar Shares are sometimes referred to herein collectively as the "Purchased Shares." The number and type of Telluride Shares, SNG Shares and UVSG Shares shall be appropriately adjusted to reflect any stock split, reverse split, stock dividend or other reclassification or reorganization affecting the capital stock of the applicable issuer, the record date for which occurs after the date hereof.

          1.3 Tax Treatment. The parties intend that the transfer of the Telluride Shares and the transfer of either the SNG Shares or the Primestar Shares, as applicable, in exchange for the UVSG Shares as contemplated by this Agreement will qualify as a tax-free transaction pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

          1.4  The Closing.

          (a) Subject to the terms and conditions of this Agreement, the closing of the purchase by Purchaser of the Purchased Shares (the "Closing") shall take place (i) at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, at 10:00 a.m., local time, on the first business day following the day on which the conditions set forth in
Article VI shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as the parties hereto agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          (b) At the Closing, (i) Seller shall deliver to Purchaser stock certificates representing the Purchased Shares, duly endorsed in blank, or with separate notarized stock transfer powers attached thereto and signed in blank, together with all other instruments of transfer necessary or appropriate to transfer the Purchased Shares to Purchaser and (ii) Purchaser in exchange therefor shall deliver or cause to be delivered to Seller newly issued stock certificates representing the UVSG Shares registered in the name of Seller.

          (c) At the Closing, the parties shall deliver or cause to be delivered the certificates and other documents required to be delivered pursuant to Article VI hereof.

          (d) Notwithstanding the foregoing, if the Closing has not occurred by the tenth (10th) day following the approval of the issuance of the UVSG Shares at the Purchaser's Stockholders Meeting, then so long as the other conditions set forth in Article VI have been satisfied (other than (i) those conditions which have been waived, (ii) the condition requiring consummation or termination of the Primestar Transaction, and (iii) any conditions which may only be satisfied at the Closing or which do not prevent or affect the parties' ability to consummate the sale of the Telluride Shares), at Seller's election, by notice to Purchaser at any time thereafter, the closing of the purchase and sale of the Telluride Shares (the "Initial Closing") will be held at the place determined in accordance with

Section 1.4(a), at 10:00 a.m., local time, on the date set forth in Seller's notice to Purchaser of its election pursuant to this Section 1.4(d) (or at such other time, date or place as the parties hereto may agree). The date on which the Initial Closing occurs is hereinafter referred to as the "Initial Closing Date". If such election is made, Seller and Purchaser shall make the deliveries at the Initial Closing referred to in Section 1.4(b) and (c) as if the references therein to the Purchased Shares referred to the Telluride Shares and the references therein to the UVSG Shares referred to 1,275,000 shares of Class B Common Stock (adjusted as contemplated by the last sentence of Section 1.2). In such event, the transfer of the balance of the Purchased Shares will be effected, subject to the terms and conditions of this Agreement, at a subsequent closing (the "Second Closing") to be held on the date and at the time and place determined in accordance with Section 1.4(a). At the Second Closing, Seller and Purchaser shall make the deliveries referred to in Section 1.4(b) and (c) as if the references therein to the Purchased Shares referred to the Primestar Shares or the SNG Shares, as applicable, and the references therein to the UVSG Shares referred to 5,100,000 shares of Class B Common Stock (adjusted as contemplated by the last sentence of Section 1.2).

          (e) At the Closing, or, if applicable, the Second Closing, Seller shall be deemed to have assumed the obligations of Netlink USA under Section 10 of the Joint Venture Terms incorporated into the SNG Agreement, notwithstanding the sale or transfer of the SNG Corporations, and Netlink USA shall thereupon be released from such obligations.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          It is expressly understood and agreed by the parties that Seller is not making any representation or warranty with respect to (i) SNG, including, without limitation, its condition (financial or otherwise), assets, liabilities, business, operations, results of operations, customers, management, employees or prospects (other than Seller's representation in Section 2.15(b) as to Netlink USA's ownership of its interest in SNG), (ii) compliance by Seller or the Netlink Subsidiaries with the Satellite Home Viewer Act of 1994, as amended (the "SHVA") or (iii) the effect on the Netlink Subsidiaries and their respective condition (financial or otherwise), assets, liabilities, business, operations, results of operations, customers, management, employees or prospects of entering into (upon its becoming effective) or not entering into the Settlement and Compliance Agreement, executed by Netlink USA and Telluride as of May 1, 1998, between ABC, Inc., CBS Broadcasting Inc., Fox Broadcasting Company, National Broadcasting Company, and Certain ABC, CBS, Fox, and NBC Network Stations; the National Association of Broadcasters; the ABC Television Affiliates Association, the CBS Television Affiliates Association, the Fox Television Affiliates Association, and the NBC Television Affiliates Association and Primestar Partners, L.P. and Netlink USA and Telluride (the "SHVA Agreement").

          Except as disclosed in a document of even date herewith and delivered by Seller to Purchaser prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Seller Disclosure Schedule"), Seller represents and warrants to Purchaser as follows:

          2.1 Organization--Seller. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in the case of each of clauses (i), (ii) and (iii) where the failure to be in good standing, to have such power and authority or to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole. As used herein, (x) the term "Netlink Businesses" means all of the businesses, assets and liabilities of Netlink USA, including the SMATV Business, the Denver 6 Business, and Netlink USA's interest in the WGN Agreements (as defined herein), but excluding the Excluded Assets and Liabilities (it being understood that the Excluded Assets and Liabilities include any liability of Netlink USA under the SNG Agreement).

          2.2 Corporate Power, Authorization and Validity of Agreement, No Conflicts. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the satisfaction of the conditions set forth in Article VI, the execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Seller or (b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any mortgage, pledge, lien, encumbrance, charge, or other security interest (a "Lien") on any of the properties or assets of Seller pursuant to, or require any consent by or approval or authorization of (a "Contract Consent") any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to Seller or any of its properties or assets, except, in each case, where such conflict, violation, default, termination, cancellation, acceleration, Lien or lack of consent would not have and is not reasonably likely to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole, or to prevent the consummation of the transactions contemplated hereby.

          2.3 Shares. Seller has good title to the Telluride Shares and the SNG Shares, which constitute all of the outstanding shares of capital stock of the Netlink Corporations. Seller is the record and the beneficial owner of the Telluride Shares and the SNG Shares, with the sole right to vote, dispose of, and receive dividends or distributions with respect to such shares. All of the Telluride Shares and the SNG Shares are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Lien and are not subject to any Restrictions (other than any

Liens or Restrictions created by this Agreement or that may arise out of the negotiations with respect to the Primestar Transaction and other than any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws). In this Agreement, any reference to "Restrictions", with respect to any capital stock, partnership interest, membership interest in a limited liability company or other security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally,
(i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

          2.4 Organization--Netlink Subsidiaries. Each of the Netlink Corporations is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Netlink Subsidiaries taken as a whole. Netlink USA is a general partnership duly organized and validly existing and in good standing under the laws of the State of Colorado, has all requisite partnership power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Netlink Subsidiaries taken as a whole. Seller has delivered to Purchaser true and correct copies of the Certificate or Articles of Incorporation and Bylaws of each of the Netlink Corporations and the Partnership Agreement of Netlink USA, each as amended to date. No Netlink Subsidiary is in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational documents.

          2.5 Capitalization. The authorized capital stock of LMC Netlink consists of 10,000 shares of common stock, par value $1.00 per share, of which there are issued and outstanding 1,000 shares. The authorized capital stock of Westlink consists of 10,000 shares of common stock, par value $1.00 per share, of which there are issued and outstanding 1,000 shares. The authorized capital stock of Telluride consists of 50,000 shares of common stock, par value $1.00 per share, of which there are issued and outstanding 100 shares. There are no other outstanding shares of capital stock or other securities or other ownership interests of any of the Netlink Corporations and no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the capital stock or other securities or ownership interests of any of the Netlink Corporations, or otherwise obligating any of the Netlink Corporations to issue, transfer, sell, purchase, redeem or otherwise acquire such stock, securities or ownership interests.

          2.6 Subsidiaries. None of the Netlink Corporations or Netlink USA owns, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than the respective partnership interests of the Netlink Corporations in Netlink USA and the membership interest of Netlink USA in SNG. The record and beneficial ownership of the partnership interests in Netlink USA (the "Netlink Interests"), is as set forth on Schedule 2.6 of the Seller Disclosure Schedule. There are no outstanding partnership, ownership or other interests or securities of Netlink USA other than the Netlink Interests, and no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the partnership, ownership or other interests or securities of Netlink USA, or otherwise obligating Netlink USA to issue, transfer, sell, purchase, redeem or otherwise acquire such interests or securities. All of the Netlink Interests are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Lien and are not subject to any Restrictions, other than any Liens or Restrictions created by this Agreement or that may arise out of the negotiations with respect to the Primestar Transaction and other than any restrictions on transfers arising under the Securities Act or state securities laws. Netlink International, Inc., a Colorado corporation ("Netlink International") was dissolved effective April 30, 1998, and did not conduct any operations or have any employees since its inception.

          2.7 No Conflicts, Notices. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Certificate or Articles of Incorporation or Bylaws of any of the Netlink Corporations or the partnership agreement of Netlink USA, (b) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to any of the Netlink Subsidiaries or the properties or assets of any of the Netlink Subsidiaries, or (c) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of any of the Netlink Subsidiaries pursuant to, or require any Contract Consent of any party to any material mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to any of the Netlink Subsidiaries or any of their properties or assets, except in the case of clauses
(b) and (c), where such conflict, violation, breach, default, termination, cancellation, acceleration, Lien or lack of consent would not have and is not reasonably likely to have a Material Adverse Effect on either the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or the Netlink Subsidiaries in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller and the Netlink Subsidiaries of the transactions contemplated hereby, except for
(i) any filings as may be required under applicable state or federal securities laws and the securities laws of any foreign country and (ii) such other consents, authorizations, filings, approvals, orders and registrations which, if not obtained or made, would not have a Material Adverse Effect on either the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole, and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement. None of Seller, the Netlink Subsidiaries or any of their affiliates is or will be required to give any notice (a "Contract Notice") to any party (other than Purchaser and its subsidiaries) to any material mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to any of the Netlink Subsidiaries or any of their properties or assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          2.8 Financial Statements. Seller has heretofore delivered to Purchaser a true and complete copy of the Combined Financial Statement of the Netlink Wholesale Division as of December 31, 1997 and for the calendar year then ended (including the notes thereto, the "Annual Financial Statements") and a true and complete copy of the Combined Financial Statement of the Netlink Wholesale Division as of March 31, 1998 and for the quarterly period then ended (including the notes thereto, the "Interim Financial Statements"). The Annual Financial Statements and the Interim Financial Statements were each prepared in accordance with generally accepted accounting principles (as accepted by the accounting profession in the United States) as in effect as of the relevant time ("GAAP") consistently applied (except as indicated in the notes thereto) and on that basis fairly present (subject in the case of the Interim Financial Statements, to normal year end adjustments) the financial condition and operating results of the Netlink Businesses at the dates and during the periods indicated therein.

          2.9 Absence of Certain Changes. Since December 31, 1997, other than as contemplated or required by this Agreement (including the negotiations with respect to the Primestar Transaction), each of the Netlink Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred:

               (a) any Material Adverse Change in the Netlink Businesses taken as a whole (excluding changes, events or conditions generally affecting the cable television industry or satellite television industry in the United States or affecting general business or economic conditions in the United States);

               (b) any sale, lease or other transfer or disposition of any material asset of any of the Netlink Subsidiaries;

               (c) any change in accounting methods, practices or policies (including any change in depreciation or amortization policies or rates) by any of the Netlink Subsidiaries or any revaluation by any of the Netlink Subsidiaries of any of its assets;

               (d) any declaration, setting aside, or payment of any dividend or other distribution to the Seller (other than dividends and distributions consistent with past practice), or any direct or indirect redemption, retirement, purchase or other acquisition by any Netlink Subsidiary of any of its capital stock or other securities or options, warrants or other rights to acquire capital stock;

               (e) any material modification or change to any material contract by any of the Netlink Subsidiaries, other than in the ordinary course of business;

               (f) any commitment or transaction (including any capital expenditure or capital financing) by any of the Netlink Subsidiaries for any amount that requires payments in excess of $100,000 with respect to any individual contract or a series of related contracts other than (x) any commitment or transaction in the ordinary course of business consistent with past practice or (y) capital expenditures not in excess of the amount provided for capital expenditures in the Netlink International Fiscal 1998 Operating Income Budget -- Capital Costs (the "1998 Capital Budget"), a complete and correct copy of which has been provided to Purchaser;

               (g) any written waiver or written release of any right or claim of substantial value by any of the Netlink Subsidiaries;

               (h) any payment, discharge or satisfaction of any material claim, liability or obligation by any of the Netlink Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its latest balance sheet included in the Annual Financial Statements or incurred since the date of such balance sheet in the ordinary course of business and consistent with past practice and other than scheduled repayments of indebtedness reflected on the latest balance sheet included in the Annual Financial Statements;

               (i) any issuance or sale of capital stock or other securities or membership or other ownership interests, exchangeable or convertible securities, options, warrants, puts, calls or other rights to acquire capital stock or other securities or other ownership interests of any of the Netlink Corporations or Netlink USA;

               (j) any incurrence, assumption or guarantee by any Netlink Subsidiary of any indebtedness for borrowed money;

               (k) the making of any loan or advance by any Netlink Subsidiary (other than in the ordinary course of business consistent with past practice) to any director, officer or affiliate of any Netlink Subsidiary (other than any other Netlink Subsidiary), other than as contemplated or otherwise permitted by this Agreement and other than as required by the terms of an existing contract described on the Seller Disclosure Schedule;

               (l) any increase in salary, wage, benefit or other remuneration payable or to become payable to any current or former officer, director, employee or agent of any of the Netlink Subsidiaries or any increase in any bonus or severance payment or arrangement made to, for or with any of its officers, directors, employees or agents or any grant of a supplemental retirement plan or program or special remuneration for any officer, director, employee or agent of any of the Netlink Subsidiaries, in each case other than in the ordinary course of business and consistent with past practice (including regular annual salary and performance bonus increases);

               (m) any material change in the policies or practices of the Netlink Subsidiaries with respect to the granting of credit or the provision of services;

               (n) any delay in the payment of any trade or other payables other than in the ordinary course of business and consistent with past practice; or

               (o) any agreement by Seller or any of the Netlink Subsidiaries to do any of the foregoing.

          2.10 Liabilities. Except as reflected in the Interim Financial Statements and except for liabilities or obligations that are not in the aggregate material to the business, assets, results of operations or financial condition of the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole, or that arise in the ordinary course of business after the date of the Interim Financial Statements or that arise from changes or events affecting the satellite television industry generally or that arise out of the SNG Agreement or Netlink USA's interest in SNG, (a) no Netlink Subsidiary has any actual or potential liability or obligation of any nature, whether due or to become due, whether absolute, accrued, fixed or contingent or otherwise; and (b) neither Seller nor any of the Netlink Subsidiaries has knowledge of any existing fact or circumstances that will or are reasonably likely to give rise in the future to any liability or obligation of any Netlink Subsidiary.

          2.11 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Seller or any of the Netlink Subsidiaries, threatened before any agency, court or tribunal, foreign or domestic, against Seller or any of the Netlink Subsidiaries or any of their assets and properties or any of their officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole. There is no judgment, decree or order outstanding against Seller or any Netlink Subsidiary or any director or officer of any Netlink Subsidiary (in their capacities as such), that is reasonably likely to prevent consummation of the transactions contemplated by this Agreement or that is reasonably likely to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole.

          2.12 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon any Netlink Subsidiary which has or could have the effect of prohibiting or materially impairing any current business practice of any of the Netlink Subsidiaries or the conduct of business by any Netlink Subsidiary as currently conducted.

     2.13 Tax Matters. For purposes of this Section 2.13, any tax item shown on a return or report furnished by SNG to any Netlink Subsidiary shall be presumed correct.

     (a) Since January 1, 1993, each of the Netlink Subsidiaries and any predecessors of any of them has duly and timely filed all returns and reports with respect to Taxes required to be filed by it for all taxable years or portions thereof through the date of this Agreement. Such Tax Returns and reports have been prepared in accordance with all applicable government regulations and are accurate and complete in all material respects. Each of the Netlink Subsidiaries and their respective predecessors, as applicable, have each timely paid or adequately provided for all Taxes due and payable in respect of any transaction for which Taxes are due or any Taxes chargeable against its or their revenue, assets or income through the date of this Agreement (whether or not shown on any Tax Returns).

     (b) There are no recorded tax liens upon any of the assets of the Netlink Subsidiaries except Liens for current Taxes not yet due or Liens that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the applicable Netlink Subsidiary.

     (c) Since its formation Netlink USA has qualified as a partnership for Federal income tax purposes.

     (d) No proposed Taxes or Tax deficiencies have been asserted and no proceedings with respect to Taxes have been commenced against, in each case, the Netlink Subsidiaries and their respective predecessors. None of the Netlink Subsidiaries has waived any statute of limitation in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) None of the Netlink Subsidiaries has filed a consent under Section 341(f) of the Code.

     (f) None of the Netlink Subsidiaries has made any payments, nor are any of them obligated to make any payments, and none of them is a party to any agreement that under certain circumstances could obligate it to make any payments as a result of the transactions contemplated by this Agreement to any employee, member, officer or director of, or any independent contractor or other person who performs personal services for, any of the Netlink Subsidiaries or any of their respective affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan currently in effect which would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (g) Since September 1, 1994, none of the Netlink Subsidiaries is or has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group of which Tele-Communications, Inc. ("TCI") is the common parent.

     (h) None of the Netlink Corporations has agreed to, nor is any Netlink Corporation required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method made in contemplation of this transaction which would have a Material Adverse Effect on such Netlink Corporation after the closing (for this purpose any accounting method change made by SNG itself shall not be taken into account).

     (i)  In this Agreement, any reference to

          (i) the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the Netlink Subsidiaries is required to pay, withhold or collect; and

          (ii) the term "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     2.14 Contracts and Commitments. Seller has provided Purchaser with a true and complete list of all of the affiliation agreements between each of the Netlink Subsidiaries and its customers (other than Purchaser and its subsidiaries). Other than such affiliation agreements and other than any agreements with Purchaser or its subsidiaries, Schedule 2.14 of the Seller Disclosure Schedule lists all material contracts to which a Netlink Subsidiary is a party that are to be performed in whole or in part after the date hereof and that would be required to be filed with the Securities and Exchange Commission (the "Commission") as "material contracts" pursuant to Item 601 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the Netlink Businesses were a single registrant registered under
Section 12(g) of the Exchange Act. Schedule 2.14 of the Seller Disclosure Schedule also lists (a) all agreements, bonds, notes, debentures or similar instruments evidencing (i) indebtedness of any Netlink Subsidiary for borrowed money or for the deferred purchase price of any material property or service (other than trade accounts arising in the ordinary course of business), (ii) obligations of any Netlink Subsidiary under capital leases, (iii) guaranties by any Netlink Subsidiary of liabilities or obligations of others (other than any other Netlink Subsidiary), and (iv) any Liens on the assets of any Netlink Subsidiary securing the indebtedness of others (other than any other Netlink Subsidiary), (b) agreements that limit the right of any Netlink Subsidiary to compete in any line of business; or (c) agreements which, after giving effect to the transactions contemplated hereby, purport to restrict or bind Purchaser or any of its subsidiaries, other than the Netlink Subsidiaries, in each case, other than any of the foregoing with Purchaser or its subsidiaries. True and complete copies of all agreements listed in Schedule 2.14 of the Seller Disclosure Schedule have been made available to Purchaser. Each of the Netlink Subsidiaries has fulfilled in all material respects, or taken all actions necessary to enable it to fulfill in all material respects when due, its obligations under each of such agreements to which it is a party. To the knowledge of Seller, all parties thereto other than the Netlink Subsidiaries have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under such agreements which breach, violation or default would reasonably be expected to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole. No Netlink Subsidiary has received any notice of termination, cancellation or acceleration of any such agreement.

     2.15 Adequacy of Assets; Intangible Property.

     (a) The assets owned or leased by the Netlink Subsidiaries are suitable and adequate for the conduct of their respective businesses and the Netlink Subsidiaries have good and, with respect to real property owned in fee, marketable title to or valid leasehold or other contractual interests in all such assets that are material to the Netlink Businesses as a whole, free and clear of all Liens other than Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrances" means the following Liens: (i) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the applicable Netlink Subsidiary in accordance with GAAP; (ii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the applicable Netlink Subsidiary; (iii) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (iv) purchase money security interests or Liens on property acquired or held by a Netlink Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; and (v) easements, restrictions and other minor defects of title which are not, in the aggregate, material or which do not, individually or in the aggregate, materially and adversely affect the value of the property affected thereby.

     (b) Netlink USA owns an approximate 39.805% record and beneficial membership interest (the "SNG Interest") in SNG. The SNG Interest is owned by Netlink USA free and clear of any Liens and is not subject to any Restrictions, in each case, created by Seller or any of the Netlink Subsidiaries, except for Liens or Restrictions created by this Agreement or the SNG Agreement or that may arise out of the negotiations with respect to the Primestar Transaction and other than any restrictions on transfers under the Securities Act and state securities laws. After giving effect to the Netlink Restructuring, Telluride will hold the interest now held by Netlink USA in that certain Revenue Sharing Agreement dated as of September 1, 1991, between Purchaser (formerly known as United Video, Inc.) and Netlink USA (the "Revenue Sharing Agreement"), and that certain Agreement for Acquisition of Wholesale Business dated as of September 1, 1991, between Superstar

Connection, a Delaware general partnership, and Netlink USA (the "Superstar Connection Agreement" and, together with the Revenue Sharing Agreement, the "WGN Agreements"), free and clear of any Lien, except for Liens created by the WGN Agreements.

     (c) One or more of the Netlink Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and trade secrets (collectively, "Intellectual Property") that are used in the Netlink Businesses as currently conducted, except to the extent that the failure to have such rights has not had and is not reasonably likely to have a Material Adverse Effect on the Netlink Businesses taken as a whole. Neither Seller nor the Netlink Subsidiaries has received notice of any claim of infringement of the rights of others with respect to any patents, trademarks, service marks, trade names or copyrights used or owned by the Netlink Subsidiaries, the loss of which is reasonably likely to have a Material Adverse Effect on the Netlink Businesses taken as a whole. Neither Seller nor the Netlink Subsidiaries has any knowledge that any of the Netlink Subsidiaries is infringing upon or otherwise violating, or has since January 1, 1995 infringed upon or otherwise violated, the rights of any third party with respect to any patent, trademark, trade name, service mark or copyright. To the best knowledge of Seller, no current or former employee of any Netlink Subsidiary is or was a party to any confidentiality agreement and/or agreement not to compete which restricts or forbids or restricted or forbade at any time during such employee's employment by such Netlink Subsidiary, such employee's performance of any activity that such employee was hired to perform. To the best knowledge of Seller, no Netlink Subsidiary is currently using or has in the past used without appropriate authorization, any confidential information or trade secrets of any third party. Since January 1, 1995, Seller has not received any notice alleging such conduct.

     2.16 Licenses; Compliance with Regulatory Requirements.

     (a) The Netlink Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign ("Licenses") which are material to the ownership of the assets that are material to the Netlink Businesses, taken as a whole (collectively, the "Netlink Licenses"). Each Netlink Subsidiary is in compliance with, and has conducted its business so as to comply with, the terms of their respective Netlink Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, except where the failure so to comply has not had and, insofar as reasonably can be foreseen, in the future will not have, either individually or in the aggregate, a Material Adverse Effect on the Netlink Businesses taken as a whole. Without limiting the generality of the foregoing, the Netlink Subsidiaries, (i) have all Licenses (the "FCC Licenses") issued by the Federal Communications Commission (the "FCC") and all other Licenses of foreign, federal, state and local governmental authorities (the "Permits") required for the operation of the facilities being operated by the Netlink Subsidiaries in the conduct of the Netlink Businesses, and all such FCC Licenses and Permits are identified on Schedule 2.16 on the Seller Disclosure Schedule,
(ii) have duly and currently filed all reports and other information required to be filed by the FCC or any other Governmental Entity in connection with such FCC Licenses and Permits, and (iii) are not in violation of any of such FCC Licenses or Permits, other than the lack of FCC Licenses or Permits, delays in filing reports or possible violations which have not had and, insofar as can reasonably be foreseen, in the future will not have a Material Adverse

Effect on the Netlink Businesses taken as a whole. Notwithstanding the foregoing, Seller makes no representation as to whether or not the Netlink Subsidiaries are transmitting the signals of broadcast network stations to households which are not "unserved households" under SHVA.

     (b) The Netlink Subsidiaries have duly complied with, and the operation of its business, equipment and other assets and the facilities owned or leased by any Netlink Subsidiary are in compliance with, the provisions of all applicable Environmental and Health Laws, except for non-compliance which would not reasonably be expected to have a Material Adverse Effect on any of the Netlink Businesses taken as a whole. For purposes of this Agreement, the term "Environmental and Health Laws" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of pollutants, contaminants, chemicals, industrial, toxic or hazardous substances, oil or petroleum products or solid or hazardous waste (collectively referred to hereinafter as "Hazardous Substances"); (ii) air, water and noise pollution;
(iii) groundwater and surface water contamination; (iv) the release into the environment of Hazardous Substances, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers containing Hazardous Substances; (vii) underground storage tanks, abandoned, disposed or discarded barrels and other closed receptacles containing Hazardous Substances; (viii) health and safety of employees; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Substances. As used herein, the terms "release" and "environment" have the meanings set forth in the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. To the knowledge of Seller, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against any Netlink Subsidiary relating to any Environmental and Health Laws. Neither Seller nor any Netlink Subsidiary has received a notice of or knows any facts which constitute a violation by any Netlink Subsidiary of or give rise to liability of any Netlink Subsidiary under any Environmental and Health Laws that in either case would or would be reasonably likely to have a Material Adverse Effect on the Netlink Businesses taken as a whole.

     2.17      Employee Benefit Plans.

     (a) Schedule 2.17 of the Seller Disclosure Schedule lists, with respect to the Netlink Subsidiaries, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Netlink Subsidiaries and that do not generally apply to all employees of the Netlink Subsidiaries, in each case, that are currently maintained or directly contributed to by the Netlink Subsidiaries or have been maintained or contributed to by the Netlink Subsidiaries since January 1, 1995 (collectively, the "Employee Plans"). The parties agree that the term "Employee Plans" shall not include any of the foregoing which are contributed to or maintained by TCI or Seller and which cover any present or former employee, consultant or director of the Netlink Subsidiaries in addition to other employees of TCI, Seller or their respective subsidiaries (the "TCI Plans"). Except as set forth in the following sentence, Seller is making no representation or warranty in this Agreement regarding the TCI Plans. Other than (i) an annual payment not in excess of $2,000 per employee by the Netlink Subsidiaries to TCI for each employee of the Netlink Subsidiaries covered by the TCI Plans, (ii) reimbursements for matching contributions to 401(k) plans made with respect to employees of the Netlink Subsidiaries and (iii) reimbursements for amounts paid with respect to employees of the Netlink Subsidiaries under TCI's education assistance program (collectively the "TCI Benefit Contributions"), the Netlink Subsidiaries have no liability to TCI or any other party with respect to the TCI Plans.

     (b) Seller has furnished to Purchaser a copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Employee Plan that is subject to ERISA reporting requirements, provided copies of the Form 5500, including all schedules attached thereto and actuarial reports, if any, filed for the last three plan years. Any Employee Plan intended to be qualified under Sections 401(a) or 501(c)(9) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Tax Reform Act of 1986 and subsequent legislation, or the time for applying to the Internal Revenue Service for such a determination letter has not expired under applicable Treasury Regulations. Seller has also furnished Purchaser with the most recent Internal Revenue Service determination letter issued with respect to each such Employee Plan (and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Section 401(a) of the Code), and all prohibited transaction exemptions (or requests for such exemptions), private letter rulings, opinions, information letters or compliance statements issued with respect to any Employee Plan by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

     (c) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Netlink Businesses taken as a whole; (iii) each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have a Material Adverse Effect on the Netlink Subsidiaries taken as a whole, and the Netlink Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans, which failure to perform, default or violation could reasonably be expected to have a Material Adverse Effect on the Netlink Businesses taken as a whole; (iv) no Netlink Subsidiary is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of

ERISA with respect to any of the Employee Plans that has had a Material Adverse Effect on any such parties; (v) all material contributions required to be made by the Netlink Subsidiaries to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Employee Plan is covered by, and no Netlink Subsidiary has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each Netlink Subsidiary has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan except where the failure to timely file, distribute or post such documents would not, in the aggregate, have a Material Adverse Effect on the Netlink Businesses taken as a whole. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Seller, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No Netlink Subsidiary is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

     (d) With respect to each Employee Plan, each Netlink Subsidiary has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Netlink Subsidiaries taken as a whole.

     (e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee or other service provider or any director of any Netlink Subsidiary to severance benefits or any other similar payment (including unemployment compensation, golden parachute, bonus or otherwise), (ii) increase any benefits otherwise payable or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, service provider or director, except for the severance payments and "sticking bonuses" that Seller has agreed to pay and be solely responsible for as contemplated by
Section 5.5.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by any Netlink Subsidiary relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to that Employee Plan for the most recent fiscal year included in the Annual Financial Statements, except as a result of the adoption and amendment of the 1998 Bonus Award Program described on Schedule
2.17 of the Seller Disclosure Schedule (the "Bonus Plan").

     2.18 Employee Matters. Schedule 2.18 of the Seller Disclosure Schedule lists each employment, consulting, agency or commission agreement to which any of the Netlink Subsidiaries is a party which is not terminable without liability to the Netlink Subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent and involves compensation or remuneration of more than $50,000 per annum. True and complete copies of such agreements have been
made available to Purchaser.   All of such contracts and arrangements are in
full force and effect, and neither the Netlink Subsidiaries nor, to the knowledge of Seller, any other party is in default under them. To the knowledge of Seller, (i) there have been no claims of defaults and (ii) there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the knowledge of Seller, threatened labor dispute, strike, or work stoppage that would have a Material Adverse Effect on the Netlink Businesses taken as a whole. Each Netlink Subsidiary is in compliance in all material respects with all current applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. There are no pending claims against any Netlink Subsidiary under any workers compensation plan or policy or for long term disability.

     2.19 Interested Party Transactions. Schedule 2.19 of the Seller Disclosure Schedule lists all transactions between any Netlink Subsidiary on the one hand and TCI, Seller, any of their respective subsidiaries (other than any other Netlink Subsidiary and other than Purchaser and its subsidiaries) or any director or executive officer of any of the Netlink Subsidiaries on the other hand in which the amount involved exceeds $60,000 that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act or the Exchange Act if the Netlink Businesses were a single registrant registered under
Section 12(g) of the Exchange Act, other than transactions pursuant to the contracts listed on the Seller Disclosure Schedule in accordance with their respective terms. No Netlink Subsidiary is indebted to TCI, Seller, any of their respective subsidiaries (other than Purchaser and its subsidiaries), or any director, officer, employee or agent of any of the Netlink Subsidiaries for borrowed money.

     2.20 Insurance. The Netlink Subsidiaries, through one or more affiliates, have the benefit (through TCI, Seller or otherwise) of policies of fire and casualty, liability and other forms of insurance (including self insurance) in such amounts, with such deductibles and against such risks and losses as are, in Seller's judgment, reasonable for the operation of the businesses of the Netlink Subsidiaries under the circumstances in which they are
being conducted.   All such policies are in full force and effect, all premiums due and payable thereon as of the date hereof, have been paid (other than retroactive or retrospective premium adjustments that may be required to be paid with respect to any period ending prior to the date hereof under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which policy has not been replaced prior to the date of such cancellation. To the knowledge of Seller, the activities and operations of the Netlink Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies, except for any failures so to conform that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Netlink Businesses taken as a whole. The coverage of such policies will cease upon the applicable Closing, but the

Netlink Subsidiaries will continue to be entitled to the benefit of such policies with respect to any covered event that occurs prior to the Closing.

     2.21 Major Customers. Schedule 2.21 of the Seller Disclosure Schedule lists each customer of the Netlink Subsidiaries that individually accounted for more than ten percent of the total dollar amount of revenues of the Netlink Businesses on a combined basis in either of the two most recent fiscal years, showing the total dollar amount of revenues for each such customer during each such year. Seller has not received written notice from any customer listed in such Schedule 2.21 of such customer's intent not to remain a customer of the Netlink Subsidiaries after the Closing.

     2.22 Suppliers and Broadcast Stations. Netlink USA either has the valid consent of each broadcast station that is included within the "Denver 6" or such consent is not required for retransmission of such station's signals.
As of the date hereof, except as contemplated by the SHVA Agreement no broadcast station included within the "Denver 6" with which any Netlink Subsidiary has an agreement or consent for retransmission has given notice to Seller or any Netlink Subsidiary of such station's intent to change the terms upon which it consents to the retransmission of its signal or to cease permitting the Netlink Subsidiaries to retransmit such signal.

     2.23 Minute Books. Seller has made available to Purchaser true and complete copies of the minute books of the Netlink Corporations. Such minute books contain summaries of all meetings of directors and shareholders or actions by written consent since the later of (i) April 1, 1996 and (ii) the time of the applicable entity's date of incorporation, and such summaries are true and complete in all material respects and reflect all transactions referred to in such minutes accurately in all material respects.

     2.24 Brokers' and Finders' Fees. Neither Seller nor any Netlink Subsidiary has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.25 Disclosure. None of the representations or warranties made by Seller herein or in the Seller Disclosure Schedule, when read together in their entirety, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. Seller has provided or made available to Purchaser all written information and materials in Seller's possession requested by Purchaser or its counsel regarding the negotiations for the SHVA Agreement, other than superseded drafts of agreements.

     2.26 Programming Supply and Affiliation Agreements. Telluride and Satellite Services, Inc. ("SSI") have entered into programming supply and affiliation agreements setting forth the basis upon which the satellite master antenna television services business operated by the Netlink Subsidiaries will be provided programming by SSI following the Closing and of the basis upon which SSI purchases the "Denver 6" service from the Netlink Subsidiaries, such basis, in each case, being on the same terms as those on which such services were, during the first quarter of 1998, provided by SSI to the Netlink Subsidiaries or provided by the Netlink Subsidiaries to SSI, as applicable (except, in each case, that either party had the right to terminate the provision or use of such services at any time). True and complete copies of such agreements have been provided to Purchaser.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Except as disclosed in the Commission Filings (as defined herein) filed and publicly available prior to April 1, 1998, Purchaser represents and warrants to Seller as follows:

     3.1 Organization. Each of Purchaser and Purchaser's "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X of the Rules and Regulations of the Commission) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing is not reasonably likely to have a material adverse effect on the business, assets, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole. Purchaser has no investment accounted for by the equity method that is material to the business, assets, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole. Each entity in which Purchaser, directly or through one or more of its subsidiaries, has an investment accounted for by the equity method (an "Equity Affiliate") (A) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (B) has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (C) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it, or the nature of its activities, makes such qualification necessary, except in each case where such failure to be so existing and in good standing or to have such power and authority or to be so qualified to do business and be in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole.

     3.2 Corporate Power, Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Purchaser. Purchaser has all requisite corporate power and authority to enter into this Agreement and has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the satisfaction of the conditions set forth in Article VI, the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; and this Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     3.3 Capitalization of Purchaser. The authorized capital stock of Purchaser consists of 60,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 30,000,000 shares of Class B Common Stock, and two million shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which there were issued and outstanding as of the close of business on December 31, 1997, 24,420,120 shares of Class A Common Stock and 12,373,294 shares of Class B Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or other securities or ownership interests of Purchaser other than shares of Class A Common Stock issued after December 31, 1997, upon the exercise of options issued under Purchaser's Equity Incentive Plan and its Stock Option Plan for Non-Employee Directors (collectively, the "Purchaser Stock Option Plans"). All outstanding shares of Purchaser have been duly authorized, validly issued, fully paid and are non-assessable and free and clear of any Lien or Restriction, except Liens or Restrictions created by or imposed upon the holders thereof. As of December 31, 1997, Purchaser has reserved (i) 1,176,444 shares of Class A Common Stock for issuance upon exercise of outstanding options issued pursuant to the Purchaser Stock Option Plans and (ii) 2,031,671 shares of Class A Common Stock for issuance upon exercise of stock options available for grant under the Purchaser Stock Option Plans. Other than stock appreciation rights related to subsidiaries or divisions of Purchaser that Purchaser has the option to satisfy in shares of Class A Common Stock, the adoption of any employee incentive or stock option plan subsequent to December 31, 1997 that is approved by the stockholders of Purchaser, the grant subsequent to December 31, 1997 of options pursuant to such plans or pursuant to the Purchaser Stock Option Plans and other than this Agreement or shares of Class B Common Stock that may be converted to shares of Class A Common Stock, there are no other subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the capital stock or other securities or ownership interests of Purchaser, or otherwise obligating Purchaser to issue, transfer, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, transferred, delivered, sold, repurchased, redeemed or otherwise acquired, any shares of the capital stock or any phantom shares, phantom equity interests or stock or equity appreciation rights, or other ownership interests of Purchaser or obligating Purchaser to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The UVSG Shares to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid, and non-assessable and free and clear of any Liens and not subject to any Restrictions (other than any restrictions on transfer arising under the Securities Act or state securities laws).

     3.4 Purchaser Reports and Financial Statements. Purchaser has heretofore made available to Seller true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed by Purchaser with the Commission since December 31, 1996 and Purchaser agrees to make available to Seller true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed by Purchaser with the Commission after the date hereof and prior to the Closing Date (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are
sometimes collectively referred to as the "Commission Filings").   The
Commission Filings constitute all of the documents (other than preliminary material) that Purchaser was required to file with the Commission since December 31, 1996. As of their respective dates, each of the Commission Filings complied and, in the case of filings after the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Except as and to the extent reflected or reserved against in the financial statements included in Purchaser's Annual Report on Form 10-K for the year ended December 31, 1997, none of Purchaser or any of its subsidiaries or, to the knowledge of Purchaser, any Equity Affiliate had as of such date any liability or obligation of any kind required to be reflected on a balance sheet of Purchaser and its consolidated subsidiaries prepared in accordance with the applicable rules and regulations of the Commission which was material to the business, assets, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole. Except as disclosed in the Commission Filings filed with the Commission prior to the date hereof, none of Purchaser, Purchaser's subsidiaries or, to Purchaser's knowledge, any Equity Affiliate has any actual or potential liability or obligation of any kind (whether due or to become due, whether absolute, accrued, fixed or contingent or otherwise) which, in any case or in the aggregate, is or may be material to the business, assets, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole, except liabilities and obligations that arose since December 31, 1997 in the ordinary course of business.

     3.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Purchaser, or equivalent charter documents of any of its subsidiaries or, to Purchaser's knowledge, any Equity Affiliate, (b) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any Equity Affiliate or the properties or assets of Purchaser or any of its subsidiaries or to Purchaser's knowledge, any Equity Affiliate, or (c) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any Equity Affiliate pursuant to, or require any Contract Consent of any party to, any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to Purchaser or any of its subsidiaries or to Purchaser's knowledge, any Equity Affiliate or their properties or assets, except, in the case of clauses (b) and
(c) only, where such conflict, violation, default, termination, cancellation, acceleration, Lien or lack of consent would not have and is not reasonably likely to have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole or to prevent consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser or any of its subsidiaries or to Purchaser's knowledge, any Equity Affiliate in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for (i) the filing with the Commission and the National Association of Securities Dealers, Inc. ("NASD") of the proxy statement to be sent to the stockholders of Purchaser in connection with the meeting of Purchaser's stockholders (the "Purchaser Stockholders Meeting") to consider the transactions contemplated hereby (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement"), (ii) the filing of a Form 8-K as required under the Exchange Act, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement. None of Purchaser or its subsidiaries is or will be required to give any Contract Notice to any party to any material mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to any of Purchaser's or its subsidiaries' properties or assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.6 Absence of Certain Changes or Events. Since December 31, 1997, there has not been any material adverse change in, and no event has occurred and no condition exists which, individually or together with other events or conditions, has had or, insofar as Purchaser can reasonably foresee, is reasonably likely to have, a Material Adverse Effect on Purchaser (excluding events or conditions generally affecting the cable television industry or satellite television industry in the United States or affecting general business or economic conditions in the United States).

     3.7 Information. Purchaser has been afforded the opportunity to review prior to the date hereof written materials that Seller has made available to Purchaser pursuant to this Agreement on or prior to the date hereof. Purchaser acknowledges that Seller has afforded Purchaser the opportunity to make inquiries and obtain additional information from Seller and its representatives and advisors. Based upon its own investigation and upon information provided by Seller, Purchaser has analyzed the potential effects that could result from an SHVA Agreement and has relied on its own tax, legal, financial and regulatory advisers with regard to all matters relating to the SHVA Agreement and not on any advice or recommendation of Seller.

     3.8 Brokers' and Finders' Fees. Except for the engagement of Paine Webber Incorporated as contemplated by Section 3.12, the fees and expenses of which shall be borne by Purchaser, Purchaser has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.9 Investment. Purchaser or its advisors have such knowledge and experience in financial and business matters to be capable of evaluating the merits of the purchase of the Purchased Shares. Purchaser is purchasing the Purchased Shares for investment for its own account, and not with a view to the distribution, transfer or resale thereof in violation of the Securities Act, or any applicable state securities law and Purchaser does not have any contract, understanding, agreement or arrangement to dispose of the Purchased Shares.

     3.10 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or Equity Affiliates or any of their assets and properties or any of their officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole. There is no judgment, decree or order against Purchaser or any of its subsidiaries or any of their respective directors or officers (in their capacities as such), that could prevent consummation of the transactions contemplated by this Agreement, or that could have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole.

     3.11 Disclosure. None of the representations or warranties made by Purchaser herein contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.12 Fairness Opinion. Purchaser has received a written opinion of Paine Webber Incorporated satisfactory in form, scope and substance to Purchaser to the effect that the 6,375,000 shares of Class B Common Stock to be issued by Purchaser to Seller in exchange for 100% of the capital stock of each of LMC Netlink, Westlink and Telluride (giving effect to the Netlink Restructuring) are fair from a financial point of view to the holders of the capital stock of Purchaser other than TCI and its subsidiaries.

     3.13 Tax-Free Transaction. Purchaser has not taken any action and has no present plan or intention to take any action which would cause the exchange of the Purchased Shares for UVSG Shares not to qualify as a tax-free transaction pursuant to Section 351 of the Code.

     3.14 Licenses; Compliance with Regulatory Requirements; Intangible Property. Purchaser, its subsidiaries and, to the knowledge of Purchaser, its Equity Affiliates hold all Licenses which are material to the operation of the businesses of Purchaser and its subsidiaries taken as a whole ("Purchaser Licenses"). Each of Purchaser, its subsidiaries and, to the knowledge of Purchaser, its Equity Affiliates is in compliance with, and has conducted its business so as to comply with, the terms of the respective Purchaser Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, including Environmental and Health Laws, except where the failure so to comply has not had and, insofar as reasonably can be foreseen, in the future will not have, either individually or in the aggregate, a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole. Without limiting the generality of the foregoing, Purchaser, its subsidiaries and, to the knowledge of Purchaser, its Equity Affiliates (i) have all FCC Licenses and permits required for the operation of the facilities being operated on the date hereof by Purchaser, any of its subsidiaries or, to the knowledge of Purchaser, its Equity Affiliates, (ii) have duly and currently filed all reports and other information required to be filed by the FCC or any other Governmental Entity in connection with such FCC Licenses and Permits and (iii) are not in violation of any of such FCC Licenses or Permits, other than the lack of FCC Licenses or Permits, delays in filing reports or possible violations which have not had and, insofar as can reasonably been foreseen, in the future will not have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole. Purchaser and its subsidiaries own or have adequate rights to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights as are material in connection with the businesses of Purchaser and its subsidiaries taken as a whole.

     3.15    Tax Matters.

     (a) Each of Purchaser and its subsidiaries has duly and timely filed all returns and reports with respect to Taxes required to be filed by it for all taxable years or portions thereof. Such Tax Returns and reports have been prepared in accordance with all applicable government regulations and are accurate and complete in all material respects. Each of Purchaser and its subsidiaries, as applicable, have each timely paid or adequately provided for all Taxes due and payable in respect to any transaction for which Taxes are due or any Taxes chargeable against its or their revenue, assets or income (whether or not shown on any Tax Returns), and each of Purchaser and its subsidiaries have adequately provided for all Taxes which would be due if the current taxable year ended at the close of business on the Closing Date.

     (b) There are no recorded Liens for Taxes upon any of the material assets of Purchaser or its subsidiaries except Liens for current Taxes not due or Liens that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of Purchaser or the applicable subsidiary.

     (c) No material proposed Taxes or Tax deficiencies have been asserted, and no proceedings with respect to Taxes have been commenced, against Purchaser or any of its subsidiaries. None of Purchaser or its subsidiaries has waived any statute of limitation in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except for an extension with respect to New York State through December 31, 1998 for tax periods from 1993 through 1996.

     (d) None of Purchaser or its subsidiaries has filed, and none will file, at any time prior to the Closing, a consent under Section 341(f) of the Code.


     3.16 Management of SNG. Prior to the date hereof, Purchaser has been managing SNG in the ordinary course of business consistent with past practice and has caused SNG to make cash distributions to its members on a regular basis consistent with past practice.

                                  ARTICLE IV

                          CONDUCT PENDING THE CLOSING

     It is expressly understood and agreed by the parties that Seller is not making any covenants or agreements in this Article IV or in any other part of this Agreement with respect to matters relating to SNG, including, without limitation, its condition (financial or otherwise), assets, liabilities, business, operations, results of operations, customers, management, employees or prospects.

     4.1 Conduct of Business of the Netlink Subsidiaries. Except as otherwise provided in this Agreement, Seller acknowledges that upon Closing Purchaser will be entitled to the benefits of the operation of the Netlink Businesses and cash distributions from SNG with respect to the period from April 1, 1998 through the Closing Date. Except as otherwise provided in this Agreement, Purchaser acknowledges that upon Closing Purchaser will be subject to all the risks and burdens of the operations of the Netlink Businesses with respect to the same period. Seller will cause the Netlink Businesses to be operated in the ordinary course consistent with past practice, except that, effective April 1, 1998, instead of the customary practice of distributing to Seller all cash generated by such businesses and not used in the payment of expenses, Seller shall cause the Netlink Subsidiaries to retain such cash for their own use pending the Closing. Nothing contained herein shall be construed to prevent the Netlink Subsidiaries (a) from paying amounts due to Seller and its affiliates in the ordinary course of business that do not constitute dividends, distributions or advances (other than as provided in clause (ii) below and as permitted by Section 4.1(b)(xv)), which permitted payments shall include (i) payment of the TCI Benefit Contributions and (ii) payment of an allocable portion of Seller's overhead expenses consistent with past practice or
(b) from making distributions with respect to tax liabilities as contemplated by
Section 4.1(b)(vii). During the period prior to the Closing Date, Seller shall cause the management and employees of the Netlink Subsidiaries to comply with all reasonable requests of Purchaser or its designated representatives with respect to the operation of the Netlink Businesses; provided, that neither Seller nor the Netlink Subsidiaries shall be required to take any action that would impair its ability to perform any of its covenants made in this Agreement (unless such performance is expressly waived by Purchaser) or to obtain any consents, authorizations or approvals required in connection with the transactions contemplated hereby.

     (a) Affirmative Covenants. In addition, after the date hereof and prior to the Closing, except for the Netlink Restructuring, the Primestar Transaction and as otherwise expressly contemplated by this Agreement or with the consent of Purchaser (which consent will not be unreasonably withheld), Seller will cause each of the Netlink Subsidiaries to:

             (i) use commercially reasonable efforts in the ordinary and usual course of business and consistent with past practice to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing, except that nothing contained herein shall obligate Seller to take or cause any Netlink Subsidiary to take any action inconsistent with its covenants in Section 4.1(b);

          (ii) notify Purchaser of the occurrence of any event that is not in the ordinary course of business or that is reasonably likely to have a Material Adverse Effect on the Netlink Businesses taken as a whole;

          (iii) use commercially reasonable efforts to actively and diligently pursue the Application to the Canadian Radio-television and Telecommunications Commission (the "CRTC") by the Battlefords Community Cablevision Cooperative dated September 15, 1997, requesting that the CRTC allow certain Canadian broadcasting licensees to distribute, at their option, as part of their basic service, five of the programming services received via satellite from the Netlink Businesses; and

          (iv) if requested by Purchaser in writing prior to June 1, 1998, use commercially reasonable efforts to extend to December 31, 2000 the SATCOM F1R/C-1 Satellite Transponder Service Agreement, dated as of November 29, 1989 (the "GE Transponder Agreement"), between GE American Communications, Inc. and Western Tele-Communications, Inc. ("WTCI"), which has been assigned to Netlink USA pursuant to an Assignment and Assumption Agreement, dated October 1, 1991 (and will be assigned to Telluride in the Netlink Restructuring), pursuant to the terms of the GE Transponder Agreement.

     (b) Negative Covenants. Further, after the date hereof and prior to the Closing, except for the Netlink Restructuring, the Primestar Transaction and as otherwise expressly contemplated by this Agreement or with the consent of Purchaser (which consent will not be unreasonably withheld), Seller will cause each of the Netlink Subsidiaries not to:

          (i) cause or permit any amendments to its Certificate or Articles of Incorporation or Bylaws or equivalent charter documents;

          (ii) adopt any employee benefit, stock purchase or option plan for the benefit of the employees of the Netlink Subsidiaries or amend any Employee Plan or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its Employee Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, except, in each case, to the extent required by any applicable law or the existing terms of such Employee Plan or by the provisions of this Agreement; provided, that nothing in this paragraph shall restrict TCI, Seller or any of their respective subsidiaries other than the Netlink Subsidiaries from taking any of the above actions other than with respect to a plan which covers only employees of the Netlink Subsidiaries;

          (iii) make any capital expenditures that individually or in the aggregate exceed the amount provided therefor in the 1998 Capital Budget;

          (iv) other than acquisitions in existing or related lines of business of the entity making such acquisition not exceeding $100,000 in the aggregate, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Netlink Businesses taken as a whole (it being understood that any acquisition that would constitute a capital expenditure within the meaning of the 1998 Capital Budget shall be subject to the provisions of clause (v) of this Section and not to this clause (vi));

          (v) commence a lawsuit other than (A) for the routine collection of bills or (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Purchaser prior to the filing of such a suit;

          (vi) sell, lease or otherwise transfer or dispose of any of its assets of substantial value;

          (vii) declare, set aside, or pay any dividend or other distribution to Seller, or directly or indirectly redeem, retire, purchase or otherwise acquire any of its capital stock or other securities or options, warrants or other rights to acquire its capital stock, provided that, immediately prior to the Closing (or, if applicable, the Initial Closing and the Second Closing), the Netlink Subsidiaries shall pay to Seller an amount in cash equal to the estimated amount of taxes accrued on the earnings of the Netlink Subsidiaries during the period beginning on April 1, 1998 through and including the Closing Date (or, if applicable, in the case of the Initial Closing, for the period from April 1, 1998 through and including the Initial Closing Date and, in the case of the Second Closing, for the period from the Initial Closing Date through and including the Second Closing Date) based on an effective combined federal, state and local tax rate of (x) 20% to the extent that such taxable earnings of the Netlink Subsidiaries reduce the amount of the excess loss accounts that Seller would otherwise be responsible for under Section 9.3(a) or clause (ii) of
     Section 9.7(a) and (y) 40% of any additional taxable earnings (the "Estimated Tax Payment");

          (viii) modify or change in any material respect any material contract, other than in the ordinary course of business;

          (ix) revalue any of its assets, including without limitation writing down the value of any assets or writing off notes or accounts receivable, except as required by GAAP;

          (x) create any Lien on any of its asset other than Permitted Encumbrances;

          (xi) waive in writing or release in writing any right or claim of substantial value;

          (xii) pay, discharge or satisfy claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

          (xiii) issue or sell any of its capital stock or other securities or membership or other ownership interests, exchangeable or convertible securities, options, warrants, puts, calls or other rights to acquire capital stock or other securities or other ownership interests of any of the Netlink Corporations or Netlink USA;

          (xiv) incur any indebtedness for borrowed money or assume or guarantee any such indebtedness other than in the ordinary course of business and consistent with past practice;

          (xv) other than as contemplated or otherwise permitted by this Agreement and other than in accordance with its normal cash management practices conducted in the ordinary and usual course of its business and consistent with past practice, make any advance or loan to or engage in any transaction with any director, officer, or affiliate (other than any other Netlink Subsidiary and other than Purchaser or any of its subsidiaries) of such Netlink Subsidiary not required by the terms of an existing contract described on the Seller Disclosure Schedule;

          (xvi) enter into any new employment, consulting, agency or commission agreement, make any amendment or modification to any existing such agreement or grant any increases in salary, wage, benefit or other remuneration payable or to become payable to any of its current or former officers, directors, employees or agents or grant any increases in any bonus or severance payment or arrangement made to, for or with any of its officers, directors, employees or agents or grant any supplemental retirement plan or program or special remuneration for any of its officers, directors, employees or agents, in each case, (x) other than in the ordinary course of business and consistent with past practice (including regular salary and performance bonus increases) or (y) which do not, in the aggregate, materially increase the compensation or benefit expense of the Netlink Subsidiaries taken as a whole; and the parties agree that nothing in this paragraph or elsewhere in this Agreement shall prevent the Netlink Subsidiaries from entering into agreements for temporary employment of personnel substantially in the form previously provided to Purchaser by Seller; or

          (xvii) enter into an agreement to do any of the foregoing.

     4.2 No Solicitation; Acquisition Proposals. Seller will not, and Seller will cause each of the Netlink Subsidiaries not to, directly or indirectly, through any officer, director, employee, representative, agent, financial advisor or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any person (other than Primestar) relating to any sale of all or any portion of the assets, business, properties of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, any Netlink Subsidiary or any business combination with any of the Netlink Subsidiaries whether by merger, purchase of assets, tender offer or otherwise or participate in any negotiation regarding, or furnishing to any other person (other than Primestar) any information with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Seller will vote all shares of voting stock in the Netlink Corporations held by Seller against any transaction of the nature described in this Section 4.2 that is presented to it. Seller will notify Purchaser immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Seller or any Netlink Subsidiary, in each case in connection with any of the foregoing. Seller shall use its best efforts to cause all confidential materials previously furnished to any third parties in connection with any of the foregoing to be promptly returned to Seller and shall cease, or cause the Netlink Subsidiaries to cease, any negotiations conducted in connection therewith.

      4.3 Proxy Statement. To the extent information regarding Seller or the Netlink Subsidiaries is required to be included in the Proxy Statement, Seller hereby agrees to promptly supply such information to Purchaser upon request. Seller further agrees that the information so supplied shall not contain any statement which, at the time of delivery, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Seller further agrees promptly to supply such additional information to Purchaser as may be necessary to correct any statement or omission regarding the Netlink Subsidiaries included in the Proxy Statement that becomes false or misleading with respect to any material fact prior to the Closing Date.

      4.4 Notice of Breach. Each party hereto shall promptly give written notice to the other upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event that is reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants hereunder.

      4.5 Restructuring. Promptly following the execution and delivery of the Primestar Agreement, Seller shall use its commercially reasonable efforts to cause the Netlink Restructuring to be effected. After giving effect to the Netlink Restructuring, Telluride will own all of the assets and liabilities of the Netlink Corporations and Netlink USA other than the Excluded Assets and Liabilities and any ownership interest in Netlink USA.


                                   ARTICLE V

                                OTHER COVENANTS

      5.1 Access to Information. Upon reasonable notice, and subject to the terms and conditions hereof, Seller will, and will cause each of the Netlink Subsidiaries to, subject to the waiver of confidentiality obligations of TCI, Seller or the Netlink Subsidiaries to third parties, afford Purchaser and its accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties hereto agree) during the period prior to the Closing to (a) all of Seller's properties, books, contracts, commitments and records relating to the Netlink Subsidiaries, (b) all properties, books, contracts, commitments and records of the Netlink Subsidiaries, and (c) all other information in the possession of Seller or the Netlink Subsidiaries concerning the business, properties and personnel of the Netlink Subsidiaries as Purchaser may reasonably request. Seller will provide, and will cause each of the Netlink Subsidiaries to provide, to Purchaser and its accountants, counsel and other representatives copies of any interim quarterly financial statements for the Netlink Wholesale Division prepared prior to the Closing Date promptly upon request. Purchaser shall cooperate with Seller in Seller's due diligence review of Purchaser to the extent necessary to confirm the accuracy of Purchaser's representations and warranties. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

      5.2 Confidentiality. Purchaser agrees to treat as confidential and hold in confidence all information provided by Seller or the Netlink Subsidiaries in connection with the transactions contemplated by this Agreement concerning the businesses and affairs of the Netlink Subsidiaries or Seller, and Seller agrees to treat as confidential and hold in confidence all information provided by Purchaser in connection with the transactions contemplated by this Agreement concerning the businesses and affairs of Purchaser, in each case, in accordance with the Nondisclosure Agreement, effective as of January 28, 1998, between Purchaser and Seller (the "Nondisclosure Agreement").

      5.3 Publicity. Each of Purchaser and Seller agrees not to, and to cause each of its respective subsidiaries not to, issue, or cause or permit to be issued, any press release regarding this Agreement and the transactions contemplated hereby without consulting with the other party prior to making such release.

      5.4 Proxy Statement; Other Filings; Cooperation.

      (a) As promptly as practicable after the date of this Agreement, Purchaser shall prepare and file with the Commission a preliminary Proxy Statement in form and substance reasonably satisfactory to each of Purchaser and Seller.
Purchaser shall use reasonable efforts to respond to any comments of the Commission and to cause the definitive Proxy Statement to be filed with the Commission and mailed to its stockholders at the earliest practicable time. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Purchaser shall promptly inform Seller of such occurrence and shall file such amendment or supplement with the Commission or its staff or any other applicable Government Entity, and shall use reasonable efforts to mail such amendment or supplement to the stockholders of Purchaser at the earliest practicable date. The Proxy Statement shall include the recommendation of the Board of Directors of Purchaser in favor of the issuance of the UVSG Shares. Purchaser shall call the Purchaser Stockholders Meeting to be held as promptly as practicable for the purpose of voting upon the issuance of the UVSG Shares.

      (b) The parties hereto shall (i) in the case of Seller, timely give the Contract Notices identified on the Seller Disclosure Schedule, (ii) make, and cause their affiliates (other than each other) to make, all other necessary filings with respect to the transactions contemplated hereby including registrations and filings with all applicable Governmental Entities and filings required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and under applicable Blue Sky or similar securities laws, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and to (A) comply as promptly as practicable with all governmental requirements applicable to the transaction and (B) obtain promptly all necessary permits, orders and other consents of Governmental Entities necessary for the consummation of the transactions contemplated hereby and (iii) use all commercially reasonable efforts to obtain all Contract Consents identified on the Seller Disclosure Schedule or otherwise necessary for the consummation of the transaction contemplated hereby, and to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with such transactions as expeditiously as possible).

      5.5 Employment Matters. Seller has assumed and shall be responsible for (and Purchaser shall have no liability for) all obligations for severance benefits (other than as provided below) and for the sticking bonuses described in Item (1) of Schedule 2.17 of the Seller Disclosure Schedule, in each case payable to the employees of the Netlink Subsidiaries. Immediately prior to the Closing, all persons then employed by the Netlink Subsidiaries shall become employees of Seller, so that immediately following the Closing the Netlink Subsidiaries will have no employees. All liability for that portion of the performance bonuses that have accrued pursuant to the Bonus Plan during the period from and including January 1, 1998 through and including the Closing Date with respect to employees of the Netlink Subsidiaries who are entitled to such bonuses pursuant to the Bonus Plan shall be the liability of the Netlink Subsidiaries and not Seller following the Closing (it being understood and agreed that such performance bonuses will accrue on a nine-month (not twelve-month) basis). Following the Closing through and until September 30, 1998, Seller will, at Purchaser's request and subject to Purchaser's reimbursing Seller for the costs thereof, make available to Purchaser the services of such of the persons who prior to the Closing had been providing services exclusively to the Netlink Subsidiaries and their businesses and who continue to be employed by Seller thereafter as Purchaser may request (each, a "Requested Employee"). Purchaser shall reimburse Seller for all costs associated with the Requested Employees during such period (including any accruals under the Bonus Plan with respect to a Requested Employee during the period following the Closing through and including September 30, 1998 or, if earlier, the date that Purchaser notifies Seller that it no longer wants Seller to employ such Requested Employee on behalf of Purchaser or the Netlink Subsidiaries); provided that Purchaser shall not be required to reimburse Seller for severance benefits (other than the accrued performance bonuses referred to above) or the sticking bonuses described in Item (1) of Schedule 2.17 of the Seller Disclosure Schedule paid to such employees. Reimbursement pursuant to this Section 5.5 shall be paid within 10 days of receipt of an invoice from Seller itemizing such reimbursable costs.

      5.6 Tax-Free Transaction. Purchaser agrees not to take any action which would cause the exchange of the Purchased Shares for the UVSG Shares not to qualify as a tax-free transaction pursuant to Section 351 of the Code, including if the Primestar Transaction is not consummated prior to the Closing (or the Second Closing, if applicable), any direct or indirect transfer of the SNG Shares or SNG Interest to Primestar after the Closing (or the Second Closing, if applicable) if such transfer could have such effect.

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

      6.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of Purchaser and Seller:

          (a) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Purchaser.

          (b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

      6.2 Additional Conditions to Obligations of Seller. Subject to Section 6.5, the obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller:

          (a) Accuracy of Representations and Warranties; Performance of Agreements. Purchaser shall have performed and complied in all material respects with all of its covenants in this Agreement required to be performed and complied with by it on or prior to the Closing and the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or other concept of materiality) when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

          (b) Officers' Certificate. Seller shall have received a certificate executed on behalf of Purchaser by its Chief Financial Officer certifying that the conditions specified in Section 6.2(a) have been fulfilled.

          (c) Contract Consents and Notices. All Contract Consents and Contract Notices which are referred to in the Seller Disclosure Schedule or otherwise required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, a Material Adverse Effect after the Closing Date on Seller and its subsidiaries taken as a whole shall have been obtained and given.

          (d) No Material Adverse Change. Since the date hereof no event shall have occurred that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect, as of or after the Closing Date, on Purchaser and its subsidiaries taken as a whole, excluding, in all cases, events or conditions generally affecting the cable television or satellite television industries or affecting general business or economic conditions.

          (e) Receipt of Licenses, Permits and Consents. The parties hereto shall have obtained from each Governmental Entity all approvals, waivers and consents identified on the Seller Disclosure Schedule or otherwise required in connection with the consummation of the transactions contemplated hereby, and such approvals, waivers and consents, as applicable, shall be in full force and effect, and all filings with Governmental Entities, if any, as are required in connection with the consummation of such transactions shall have been made, other than those which, if not obtained, in force or effect or made (as the case may be), would not, either individually or in the aggregate, have a Material Adverse Effect, as of or after the Closing Date, on Seller and its subsidiaries taken as a whole.

     6.3 Additional Conditions to the Obligations of Purchaser. Subject to Sections 6.4(b) and 6.5, the obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

          (a) Accuracy of Representations and Warranties; Performance of Agreements. Seller shall have performed and complied in all material respects with all of its covenants in this Agreement required to be performed and complied with by it on or prior to the Closing Date. The representations and warranties of Seller in this Agreement shall have been true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or other concept of materiality) when made.

          (b) Officers' Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, from Seller by its President certifying that the conditions specified in Section 6.3(a) have been fulfilled.

          (c) Receipt of Licenses, Permits and Consents. The parties hereto shall have obtained from each Governmental Entity all approvals, waivers and consents, identified on the Seller Disclosure Schedule or otherwise required in connection with the consummation of the transactions contemplated hereby, and such approvals, waivers and consents, as applicable, shall be in full force and effect, and all filings with Governmental Entities, if any, as are required in connection with the consummation of such transactions shall have been made, other than those which, if not obtained, in force or effect or made (as the case may be), would not, either individually or in the aggregate, have a Material Adverse Effect, as of or after the Closing Date, on Purchaser and its subsidiaries taken as a whole.

          (d) Contract Consents and Notices. All Contract Consents and Contract Notices which are referred to in the Seller Disclosure Schedule or otherwise required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, a Material Adverse Effect after the Closing Date on Purchaser and its subsidiaries taken as a whole shall have been obtained and given.

          (e) Resignations. Purchaser shall have received letters of resignation, effective as of the Closing Date, executed and tendered by each of the then incumbent directors of the Netlink Corporations.

     6.4  Primestar Transaction.

          (a) If the Primestar Agreement is entered into prior to July 31, 1998, it shall be a condition to the respective obligations of each party hereto to consummate the transactions to be effected at the Second Closing (and if Seller does not elect to require an Initial Closing, the Closing), that either the Primestar Transaction has been consummated or the Primestar Agreement has been terminated in accordance with its terms.

          (b) Notwithstanding Section 6.3, if the Primestar Transaction has been consummated, Purchaser's obligations to purchase the Primestar Shares shall not be subject to any conditions other than the conditions set forth in Section 6.1.

     6.5 Initial Closing. Notwithstanding Sections 6.2 and 6.3, if the Initial Closing occurs, the respective obligations of Purchaser and Seller to consummate the Second Closing shall not be subject to any conditions other than the conditions set forth in Section 6.1 and Section 6.4(a) and, in the case of Seller only, the condition that the representation and warranty of Purchaser in
Section 3.13 shall be true and correct on and as of the Second Closing as though such representation and warranty were then being made and that Purchaser shall have performed and complied with and not be in breach of its covenant in Section 5.6.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated, whether before or after approval of the matters presented in connection with this Agreement by the stockholders of Purchaser:

          (a) at any time prior to the Closing Date, by mutual consent of Purchaser and Seller;

          (b) at any time prior to the Initial Closing (or if Seller has not elected to require the Initial Closing, the Closing) by Purchaser, if Seller shall have breached in any material respect any of its covenants in
     Article IV or V or if Seller was in breach in any material respect (or in any respect in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect) of any of its representations and warranties in Article II when made and, in either case, such breach continues for a period of 30 days after notice of the breach is given to Seller by Purchaser (provided that any such breach of a representation or warranty in Article II shall be deemed cured if as of the end of such 30 day period such representation or warranty would be true if then made); provided, however, that if the Primestar Transaction has been consummated, Purchaser may only exercise its right of termination pursuant to this Section 7.1(b) with respect to its obligation to purchase the Telluride Shares and this Agreement shall continue in full force and effect with respect to the Primestar Shares;

          (c) at any time prior to the Initial Closing (or if Seller has not elected to require the Initial Closing, the Closing), by Seller, if Purchaser shall have breached in any material respect any of its representations, warranties or covenants in Article III, IV or V and such breach continues for a period of 30 days after notice of the breach is given to Purchaser by Seller; and

          (d) at any time after September 30, 1998, by Seller, if without any fault by it, the Initial Closing (or, if Seller shall not have elected to require the Initial Closing, the Closing) shall not have occurred on or before such date.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of this Section 7.2 and Article X shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, if prior to termination of this Agreement pursuant to Section 7.1 the Initial Closing has occurred, then the preceding sentence shall not apply and the effect of such termination shall be as follows: there shall be no liability or obligation on the part of the parties hereto pursuant to this Agreement with respect to the SNG Shares or the Primestar Shares, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of this Section 7.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

     7.3 Amendment. This Agreement may be amended at any time before or after approval hereof by the stockholders of Purchaser; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of Purchaser without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.4 Extension; Waiver. The parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1  Indemnification by Seller.

     (a) Subject to written notice of such claim for indemnification being given to Seller within the appropriate survival period referred to in Section 10.1, Seller covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify, defend and hold Purchaser harmless from and against:

          (i) all losses, damages, liabilities, deficiencies, obligations, costs and expenses resulting from or arising out of (A) any representation or warranty of Seller in Article II not being true and correct when made,
     (B) any nonperformance or breach of any covenant or agreement of Seller contained in this Agreement, (C) any violation of SHVA resulting from the conduct of the Denver 6 Business prior to April 1, 1998, (D) the failure to obtain the consent described in Item (1) on Schedule 2.7 of the Seller Disclosure Schedule, if applicable, (E) Item (2) on Schedule 2.10 of the Seller Disclosure Schedule or (F) to the extent arising out of the conduct of the SMATV Business prior to April 1, 1998, Items (2) and (4) on Schedule
     2.11 of the Seller Disclosure Schedule; and

          (ii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts, and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

     (b) From and after the Closing (or, if applicable, the Second Closing), Seller shall assume and be liable to Purchaser for the obligations of Netlink USA under Section 10 of the Joint Venture Terms incorporated and included in the SNG Agreement, on the same terms and subject to the same conditions as were applicable to Netlink USA thereunder.

     (c) Notwithstanding the foregoing provisions of this Section 8.1, no claim shall be made by Purchaser (i) under this Section 8.1 with respect to Taxes for which Seller's obligations are governed by Article IX, (ii) for lost profits, lost revenues or other indirect or consequential damages or (iii) with respect to actions taken or required to be taken after April 1, 1998 pursuant to the SHVA Agreement. In addition, notwithstanding the foregoing provisions of this
Section 8.1, no claim shall be made by Purchaser for any losses, damages, liabilities, deficiencies, obligations, costs and expenses (and amounts incident or relating to or resulting from any or all of the foregoing) (collectively, "Losses") referred to in Section 8.1(a) unless and until any or all of such Losses exceed

(A) in the case of any such Losses resulting from or arising out of the Netlink Businesses or Telluride, $375,000 or (B) in the case of all other of such Losses, $1,350,000 (as applicable, the "Minimum Amount"); provided, however, that (x) at such time as the aggregate amount of such Losses exceeds the applicable Minimum Amount, Purchaser may assert a claim for the full amount of the applicable of such Losses and (y) the foregoing limitation shall not apply to Losses arising out of any breach of the representations and warranties or covenants of Seller set forth in Sections 2.24 and 5.5.

     (d) Purchaser acknowledges and agrees that following the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII or, with respect to Tax matters, the indemnification provisions set forth in Article IX. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its affiliates may have against Seller and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII or Article IX).

     8.2  Indemnification by Purchaser.

     (a) Subject to written notice of such claim for indemnification being given to Purchaser within the appropriate survival period set forth in Section 10.1, Purchaser covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify, defend and hold harmless Seller from and against:

          (i) all losses, damages, liabilities, deficiencies, obligations, costs and expenses resulting from or arising out of (A) any misrepresentation or breach of warranty of Purchaser in Article III, (B) any nonperformance or breach of any covenant or agreement of Purchaser contained in this Agreement, (C) any guarantee or obligation to assure performance given or made by Seller or an affiliate of Seller with respect to any obligation of the Netlink Subsidiaries set forth in clause (D) below; (D) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether arising before, on or after the Closing Date, of the Netlink Subsidiaries, in each case other than items which Seller has expressly agreed to pay or perform after the Closing Date pursuant to this Agreement and other than to the extent such obligation or liability arises out of a breach of a representation or warranty of Seller contained in this Agreement; and (E) any indemnification obligations of Seller under or pursuant to or arising out of the Primestar Transaction or the Primestar Agreement other than any of such obligations for which (and to the extent that) Seller would be obligated to indemnify Purchaser pursuant to Section 8.1(a) of this Agreement or Section 10 of the Joint Venture Terms incorporated into the SNG Agreement if Seller had transferred the SNG Shares to Purchaser at the Closing.

          (ii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts, and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

     (b) Notwithstanding the foregoing provisions of this Section 8.2, no claims shall be made by Seller (i) for any Losses referred to in clause (A) or
(B) of Section 8.2(a) unless and until any or all of such Losses exceed $1,725,000 (or in the event that only the Initial Closing occurs, $375,000); provided, however, that (x) at such time as the aggregate amount of such Losses exceeds the applicable of the foregoing amounts, Seller may assert a claim for the full amount of the applicable of such Losses and (y) the foregoing limitation shall not apply to Losses arising out of any breach of the representations and warranties or covenants of Purchaser set forth in Sections
3.8 and 5.5; (ii) for lost profits, lost revenues or other indirect or consequential damages.

     (c) Seller acknowledges and agrees that following the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII or, with respect to Tax matters, the indemnification provisions set forth in Article IX. In furtherance of the foregoing, Seller hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its affiliates may have against Purchaser and its affiliates arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII or Article IX).

     8.3  Defense of Action.

     (a) Any party seeking indemnification under Section 8.1 or 8.2 hereof will give the party from whom such indemnification is sought prompt notice of any third party claim, investigation, action, suit or proceeding with respect to which such indemnification is sought. In the case of any such third party claim, such party (the "Indemnified Party") shall be entitled, at the sole expense and liability of the party from whom indemnification is sought (the "Indemnifying Party"), to exercise full control of the defense, compromise or settlement of any third party claim, investigation, action, suit or proceeding unless the Indemnifying Party within a reasonable time after the giving of such notice by the Indemnified Party shall: (a) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 8.1 or 8.2 (as the case may be) are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, action or proceeding pursuant to the terms of
Section 8.1 or 8.2 (as the case may be), (b) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and
(c) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding.

     (b) If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (y) in which the amount of money damages contemplated to be paid in connection with such settlement, compromise or judgment, exceeds any dollar limitations on the Indemnifying Party's obligations hereunder pursuant to Section 8.1 or 8.2 or (z) which does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, action, suit or proceeding.

     (c)  In the event that the indemnification provisions contained in this
Article VIII and the indemnification provisions contained in Section 9.7 are both applicable or otherwise conflict with respect to any particular matter, then the indemnification provisions contained in Section 9.7 shall be controlling and shall apply for all purposes as to such matters.

     8.4  Insurance Proceeds.   The amount which each of Seller and Purchaser
may be required to pay to the other party pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds or refunds actually recovered by or on behalf of the applicable Indemnified Party in reduction of the related Losses. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of Losses and shall subsequently receive insurance proceeds or refunds in respect of such Losses, then the Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or refunds actually received, net of costs and expenses, but not exceeding the amount paid by the Indemnifying Party in respect of such Losses.

                                  ARTICLE IX

                                  TAX MATTERS

     The parties agree that for purposes of this Article IX, in the event the Primestar Transaction is consummated, Seller shall have no obligations with respect to any tax liability incurred by the SNG Subsidiaries after the date on which the Primestar Transaction is consummated (the "Primestar Closing Date") and in such case, all references to the Closing Date or the Closing in this
Article IX and in Section 4.1(b)(vii) shall, with respect to all of the SNG Subsidiaries, be deemed to refer to the Primestar Closing Date.

          9.1 Tax Returns. Seller has made available (or, in the case of Tax Returns filed after the Closing Date, will make available) to Purchaser (i) complete and accurate copies of the portions applicable to the Netlink Corporations of all Federal or state consolidated or combined income Tax Returns, and amendments thereto and (ii) all other Tax Returns, and any amendments thereto, filed by or on behalf of the Netlink Corporations (or with respect to its assets or businesses) for all taxable years or applicable periods ending on or prior to the Closing Date, in each case, to the extent such Tax Returns are relevant in the preparation by or on behalf of the Netlink Corporations of Tax Returns subsequent to the Closing Date.

          9.2 Termination of Prior Tax Settlement Agreements. All tax settlement and tax-sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Netlink Corporations and any affiliate ("Settlement Agreements") and all obligations thereunder shall terminate prior to April 1, 1998. After April 1, 1998, none of the Netlink Corporations shall be bound by such Settlement Agreements or have any liability thereunder.

          9.3  Pre-Closing Taxes.

          (a) Each of the Netlink Corporations shall continue to be included for all taxable periods (or portions thereof) ending on or before the Closing Date in the consolidated Federal income Tax Return and any required state or local consolidated or combined income or franchise Tax Returns of any affiliated group of which any of them is or was a member (each of which is herein referred to as a "Selling Affiliated Group") which Tax Returns include any of the Netlink Corporations (all such Tax Returns including taxable periods (or portions thereof) of the Netlink Corporations ending on or before the Closing Date are hereinafter referred to, collectively, as "Pre-Closing Consolidated Returns"). Seller shall cause each Selling Affiliated Group to timely prepare and file (or cause to be prepared and filed) all Pre-Closing Consolidated Returns and shall timely pay all Taxes shown as due and payable on Pre-Closing Consolidated Returns (including any Taxes with respect to any deferred income triggered into income by Treasury Regulation (S) 1.1502-13 and Treasury Regulation (S) 1.1502-14 and any excess loss accounts taken into income under Treasury Regulations (S) 1.1502-19).

          (b) Seller shall timely prepare (or cause to be so prepared) all other Tax Returns of the Netlink Corporations required by law for all taxable periods ending on or before the Closing Date ("Pre-Closing Non-Consolidated Returns"). All Pre-Closing Non-Consolidated Returns shall be prepared in a manner consistent with prior practice and shall properly include and reflect the income, activities, operations and transactions of the Netlink Corporations, as applicable. Seller shall timely file (or cause to be so filed) all Pre-Closing Non-Consolidated Returns which are due on or before the Closing Date and shall pay (or cause the Netlink Corporations to pay as each may be liable) all Taxes due thereon. Seller shall also pay (or cause the Netlink Corporations to pay as each may be liable) the full amount of any Tax which is payable by the Netlink Corporations without the filing of a Tax Return ("Non-Return Taxes"), payment of which is due on or before the Closing Date. With respect to each Pre-Closing Non-Consolidated Return due after the Closing Date, Seller shall deliver (or cause to be so delivered) each such Pre-Closing Non-Consolidated Return to Purchaser at least 15 days prior to the due date of such Tax Return, together with a payment in an amount equal to the amount of Tax shown as due and payable on such Pre-Closing Non-

Consolidated Return (after giving effect to any credits for the amount of Tax, if any, paid on or prior to the Closing Date as shown on such Tax Return). Subject to the foregoing, Purchaser shall cause the Netlink Corporations to file all such Pre-Closing Non-Consolidated Returns that are due after the Closing Date and to pay the amount of Tax shown as due and payable thereon to the extent each is liable for such payment (after giving effect to any credits for the amount of Tax, if any, previously paid as shown on such Tax Return).

          9.4 Transfer Taxes. Each of Purchaser and Seller agrees to share equally in the costs of, all sales, use, transfer, stamp, value added, duty, excise, stock transfer, real property transfer, recording, gains and other similar taxes and fees arising out of or in connection with the transactions contemplated by this Agreement.

          9.5  Post-Closing Taxes.

          (a) Purchaser shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns required by law for all Taxes, covering solely the Netlink Corporations, for taxable periods ending after the Closing Date ("Post-Closing Returns"). Purchaser shall timely pay or cause to be paid all Taxes relating to Post-Closing Returns ("Post-Closing Taxes"). Seller shall reimburse Purchaser for (i) the amount of Post-Closing Taxes reported as payable on each Post-Closing Return that is attributable to the portion of the period covered by such Tax Return ending on the close of business on the Closing Date (the "Pre-Closing Tax Period"), determined by treating the close of business on the Closing Date as the last date of the taxable period, and (ii) the amount of any Non-Return Tax payable after the Closing Date that is attributable to the portion of the period covered by such payment which ends on or before the close of business on the Closing Date (pro rata based upon the number of days covered by such payment), in each case after giving effect to any credits for the amount of such Post-Closing Tax or such Non-Return Tax, if any, paid on or prior to the Closing Date by Seller, the Netlink Corporations or any of their predecessors or affiliates. Such reimbursements shall be made on or before the later of the date on which such return is filed or 15 days after receipt of a copy of such return or evidence of such payment and Purchaser shall provide Seller with copies of workpapers which will permit Seller to review and substantiate the accuracy of such return or such payment.

          (b) To the extent any determination of Taxes with respect to the Netlink Subsidiaries, whether as the result of an audit or examination, a claim for refund, the filing of an amended return, the application of an overpayment as an offset, or otherwise, results in a refund of Taxes paid (a "Refund"), Seller shall be entitled to any part of such Refund attributable to any period ending on or before April 1, 1998, and the applicable Netlink Subsidiary shall be entitled to the balance of such Refund. The party receiving a Refund shall, within 10 days after receipt, pay over to the other party the portion of the Refund to which the other party is entitled under this paragraph (along with a proportionate share of any interest amounts received with the Refund).

          9.6 Tax Cooperation. After the Closing Date, Seller shall submit (or cause to be submitted) to Purchaser blank Tax Return workpaper packages. Purchaser shall cause the Netlink Corporations to prepare completely and accurately all information that Seller shall reasonably request in such workpaper packages and shall submit to Seller such packages within the later of 90 calendar days after Purchaser's receipt thereof or 90 calendar days after the close of the taxable period to which a workpaper package relates. The parties shall cooperate with each other in connection with any Tax investigation, audit or other proceeding. Purchaser shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period.

          9.7  Indemnification.

          (a) After the Closing Date, Seller shall indemnify and hold harmless Purchaser and its subsidiaries, successors and assigns from and against all Taxes of the Netlink Corporations (the "Companies") allocable to any period ending on or prior to April 1, 1998 (referred to as a "Pre-Signing Period") whether such Taxes are due before or after Closing. The Taxes allocable to a Pre-Signing Period shall be determined on the basis of a closing of the books of the Companies at the end of the day on April 1, 1998. The Taxes attributable to the Companies' direct and indirect interest in the Tax Partnerships shall be determined by a closing of the books of each Tax Partnership as of the end of the day on April 1, 1998, and all Taxes attributable to the operations and activities of a Tax Partnership through the end of the day on April 1, 1998 shall be considered Taxes of the Companies allocable to a Pre-Signing Period.
In this Agreement, any reference to "Tax Partnerships" means Netlink USA, SNG, UVI Network WGN, Superstar Entertainment Netlink WGN and any other entity treated as a partnership for federal income tax purposes in which the Companies have a direct or indirect interest. Non-Return Taxes shall be apportioned based upon the number of days covered by such payment which are on or before April 1, 1998 and the total number of days covered by such payment, in each case, to the extent such amount exceeds any amount previously paid to Purchaser with respect to such Tax pursuant to Section 9.3 or 9.5, as applicable. Seller shall pay such amounts as it is obligated to pay to Purchaser within 10 calendar days after payment of any applicable Tax liability by Purchaser or any subsidiary of Purchaser and to the extent not paid by Seller within such 10-day period, the amount due shall thereafter include interest thereon at a rate per annum equal to the "overpayment rate" under Section 6621(a) of the Code (the "Overpayment Rate"), adjusted as and when changes to such Overpayment Rate shall occur, compounded semi-annually. Seller shall indemnify and hold harmless Purchaser or any subsidiary of Purchaser, successors and assigns, from and against (i) any Tax liability for periods prior to and including the Closing Date resulting solely from the Netlink Subsidiaries being severally liable for any Taxes of any consolidated group of which the Netlink Corporations is or was a member pursuant to Treasury Regulations (S) 1.1502-6 or any analogous state or local tax provision (including, without limitation, any Tax liability with respect to any Pre-Closing Consolidated Return), and (ii) any Tax liability resulting from the Netlink Corporations ceasing to be a member of any Selling Affiliated Group filing consolidated or combined Tax Returns (including, without limitation, Tax liability for excess loss accounts and deferred intercompany gains).

          (b) After the Closing Date, Purchaser and each of its subsidiaries, jointly and severally shall indemnify and hold harmless Seller and its affiliates, successors and assigns from and against (i) any Tax liability resulting from any addition to the taxable income of the Netlink Corporations that is attributable to the period ending after April 1, 1998 and on or before the Closing Date, using for this purpose the taxable income as reflected on the Federal consolidated income tax return filed by TCI, other than Tax liability described in clause (ii) of Section 9.7(a) ("Addition to Taxable Income"), provided, that such Tax liability shall be reduced by the amount of any payment made to Seller with respect to the Estimated Tax Payment pursuant to Section 4.1(b)(vii), (ii) any Tax liability with respect to any Non-Return Taxes, that are attributable to the portion of the period covered by any payment of such Taxes which begins after April 1, 1998 and ends on or before the Closing Date (determined on a pro rata basis based upon the number of days covered by such payment which are both after April 1, 1998 and on or before the Closing Date and the total number of days covered by such payment) and (iii) any Tax liability with respect to the period beginning after the Closing Date on a Post-Closing Return and with respect to any Non-Return Taxes attributable to the portion of the period covered by any payment of such Taxes which begins after the Closing Date (determined on a pro rata basis based upon the number of days covered by such payment which are after the Closing Date and the total number of days covered by such payment). For purposes of clause (i) of the previous sentence, the amount of the Tax liability shall be deemed to equal: (x) 20% of such Addition to Taxable Income to the extent that the income resulting in the Addition to Taxable Income reduces the amount of the excess loss accounts that Seller would otherwise be responsible for under
Section 9.3(a) or clause (ii) of Section 9.7(a); and (y) 40% of any remaining Addition to Taxable Income not described in clause (x). Purchaser shall pay or cause the appropriate Netlink Subsidiary to pay such amounts within 10 calendar days after payment of any such Tax liability by Seller and, to the extent not paid within such 10-day period, the amount due shall thereafter include interest thereon at the Overpayment Rate, compounded semi-annually.

     9.8  Notification of Proceedings, Control; Refunds.

     (a) In the event that Purchaser or any of the Netlink Subsidiaries receive notice, whether orally or in writing, of any pending or threatened United States Federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect TCI, Seller or their subsidiaries, or if TCI, Seller or any of their subsidiaries receive notice of any matter that could affect Purchaser or any of the Netlink Subsidiaries, the party receiving notice shall notify in writing the potentially affected party within 10 calendar days thereof. The failure of any party to give the notice required by this Section 9.8(a) shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

     (b) Subject to Section 9.9, each of Seller and Purchaser shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes, the ultimate liability for which is the responsibility of that party or its affiliates under Section 9.7(a) or 9.7(b), and each of Seller and Purchaser shall be entitled to, and to the extent received by the other shall be promptly paid by the other, all refunds with respect to any such Taxes.

     9.9 Tax Effect of Payments. The amount of any payments required to be made under this Article IX shall be reduced by the amount of any tax benefit actually received by (including by refund or by reduction of or offset against Taxes otherwise payable) the recipient by reason of the payment or incurrence by such recipient of the item for which the indemnity is being sought. Each party shall notify the other of such receipt of any such tax benefits.

     9.10 Withholding. For purposes of withholding under Section 1445 of the Code, Seller represents that Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Code. Seller shall provide to Purchaser prior to the Closing Date a certificate, substantially in the form of Exhibit 9.10 hereto, or an affidavit necessary to substantiate exemption from such withholding.


                                   ARTICLE X

                              GENERAL PROVISIONS

     10.1 Survival. The representations and warranties of Purchaser and Seller contained herein and the covenants of the parties contained in Sections 5.2, 5.3, 5.4, and 5.5 shall survive the Closing and continue in full force and effect for one year after the Closing Date; provided that the representations and warranties of Purchaser contained in Sections 3.3 and 3.13 and of Seller contained in Sections 2.3 and 2.13 shall survive the Closing until the expiration of the statute of limitations applicable to claims that may be asserted in respect of the matters covered thereby. The obligations of the parties in Section 5.6, Articles VIII, IX and X, shall survive the Closing without limitation (subject to any applicable statute of limitations), except pursuant to their terms. No covenant in any section not specified in the previous sentence shall survive the Closing.

     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

           (a)          if to Purchaser, to:

                        United Video Satellite Group, Inc.
                        7140 South Lewis Avenue
                        Tulsa, Oklahoma  74136-5422
                        Attention:  Peter C. Boylan
                        Telephone: (918) 488-4000
                        Facsimile No.:  (918) 488-4928

                        with a copy to:

                        Holme Roberts & Owen LLP
                        1700 Lincoln, Suite 4100
                        Denver, Colorado 80203
                        Attention:  Francis R. Wheeler, Esq.
                        Telephone: (303) 861-7000

                        Facsimile No.:  (303) 866-0200

           (b)          if to Seller, to:

                        Liberty Media Corporation
                        8101 East Prentice Avenue
                        Suite 500
                        Englewood, Colorado 80111
                        Attention: Robert R. Bennett
                        Telephone: (303) 721-5400
                        Facsimile No.: (303) 841-7344

                        with a copy to:

                        Baker & Botts, L.L.P.
                        599 Lexington Avenue, Suite 2900
                        New York, New York 10022-6030
                        Attention: Elizabeth Markowski, Esq.
                        Telephone: (212) 705-5000
                        Facsimile No.: (212) 705-5125

          10.3 Interpretation. When a reference is made in this Agreement to Exhibits, Articles or Sections, such reference shall be to an Exhibit, Article or Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party hereto to whom such information is to be made available. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, except as otherwise specifically provided, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Change" or "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

          10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

          10.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Seller Disclosure Schedule, the Nondisclosure Agreement and the SNG Agreement
(a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          10.7 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

          10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof).

          10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          10.10 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

          10.11 Attorneys Fees. In the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.

          10.12 Further Assurances. In case at any time after the Closing or applicable Closing, as the case may be, any further action is necessary or desirable to carry out the purposes of this Agreement with respect to the transactions consummated at such Closing and vest Purchaser and Seller with full title to the Purchased Shares and UVSG Shares, respectively, delivered at such Closing, each party shall, at the request and expense of the other party, and without further consideration, execute and deliver such other instruments of conveyance and transfer, fully cooperate with the requesting party and take such other actions as the requesting party reasonably may request.

          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


                              UNITED VIDEO SATELLITE GROUP, INC., a Delaware corporation



                              By: /s/ Peter C. Boylan
                              _______________________________
                              Name: Peter C. Boylan
                              Title:   President


                              LIBERTY MEDIA CORPORATION, a Delaware corporation



                              By: /s/ Robert R. Bennett
                              ________________________________
                              Name: Robert R. Bennett
                              Title:   President

                                 EXHIBIT 9.10

                                    FORM OF
                       CERTIFICATE OF NON-FOREIGN STATUS

          Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Liberty Media Corporation ("Seller"), the undersigned hereby certifies the following on behalf of Seller;

      ARTICLE XI Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

      ARTICLE XII Seller's U.S. employer identification number is 84-1288730, and

      ARTICLE XIII Seller's office address is 8101 E. Prentice Ave., Suite 500, Englewood, CO 80111.

      Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

      Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

      Executed on _____, 1998.


                                                         By:____________________
                                                            Name:_______________
                                                            Title:______________